UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12
ASPEN INSURANCE HOLDINGS LIMITED
(Name of registrant as specified in its charter)

 (Name of person(s) filing proxy statement, if other than the registrant)

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ASPEN INSURANCE HOLDINGS LIMITED

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
May 2, 2018

141 Front Street
Hamilton HM19
Bermuda

ASPEN INSURANCE HOLDINGS LIMITED
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear shareholders:
The 2018 annual general meeting of shareholders of Aspen Insurance Holdings Limited (the “Company” or “our”) will be held at 141 Front Street, Hamilton HM19, Bermuda on May 2, 2018 at 12.00 p.m. local time (the “2018 Annual Meeting”). The matters intended to be acted upon at the 2018 Annual Meeting are as follows:

1.	to re-elect Messrs. Glyn Jones, Gary Gregg and Bret Pearlman as Class II directors of the Company;

2.	to provide a non-binding vote approving the compensation of the Company’s named executive officers set forth in the proxy statement (“Say-On-Pay Vote”);

3.
to re-appoint KPMG LLP (“KPMG”), London, England, to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2018 and to authorize the Company’s Board of Directors (the “Board”) through the Audit Committee to set the remuneration for KPMG; and

4.	to consider such other business as may properly come before the 2018 Annual Meeting or any adjournments thereof.
The Company will lay before the 2018 Annual Meeting the audited financial statements of the Company for the fiscal year ended December 31, 2017 pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and the Company’s Bye-Laws.
The close of business on March 5, 2018 (the “Record Date”) has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the 2018 Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the 2018 Annual Meeting, a list of shareholders entitled to vote at the 2018 Annual Meeting will be open for examination by any shareholder during ordinary business hours at the Company’s office located at 141 Front Street, Hamilton HM19, Bermuda.

The Proxy Statement, the Notice of Internet Availability of Proxy Materials and the Annual Report on
Form 10-K for the fiscal year ended December 31, 2017 are available at http://www.edocumentview.com/AHL and http://www.aspen.co.
The Company has taken advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials via the internet. On or about March 19, 2018, the Company will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to the Company’s shareholders as of the Record Date. The Notice will contain instructions on how to gain access to the Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2017. In addition, the Notice will contain instructions to allow shareholders to request copies of the proxy materials by mail. The proxy materials sent by mail will include a proxy card containing instructions to submit your proxy via the internet or telephone, or alternatively you may complete, sign, date and return the proxy card by mail.
YOUR VOTE IS IMPORTANT
If you are unable to be present at the 2018 Annual Meeting personally, please follow the instructions for submitting your proxy on the Notice you received for the 2018 Annual Meeting or, if you requested a paper copy of our proxy materials, by completing, signing, dating and returning your proxy card, or via the internet or telephone as described on your proxy card.
By Order of the Board of Directors,
Michael Cain
Group General Counsel and Company Secretary
Hamilton, Bermuda
March 19, 2018

PROXY STATEMENT HIGHLIGHTS
Voting Items

Proposal 1: Election of Directors (Page 62)
The Board recommends you vote FOR each nominee

Proposal 2: Non-Binding Vote to Approve Aspen’s 2017 Executive Compensation (“Say-On-Pay Vote”) (Page 63)
The Board recommends you vote FOR this proposal

Proposal 3: Reappointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm (Page 64)
The Board recommends you vote FOR this proposal

2018 Annual Meeting and Voting Information	Board and Corporate Governance Highlights

The nominees for the Board of Directors each have the qualifications and experience to approve and guide the strategy of Aspen and to oversee management’s execution of that strategic vision while mitigating risk and operating within a complex regulatory environment.

Date and Time
May 2, 2018 at 12:00 p.m. (ADT)

Independence
2 Non-Independent Directors
9 Independent Directors

Place
141 Front Street, Hamilton HM19, Bermuda

Record Date
March 5, 2018
82% of our directors are independent

Tenure of Directors

5 Directors
1-4 years
2 Directors
5-7 years
4 Directors
7+ years

Voting

Shareholders as of the Record Date are entitled to vote. Holders of ordinary shares are entitled on a poll to one vote for each ordinary share held on each matter to be voted upon by the shareholders at the 2018 Annual Meeting.

Admission

To attend the 2018 Annual Meeting in person, shareholders who are not holders of record must bring evidence of such ownership and provide personal identification (such as a driver’s license or passport).

The average tenure of our directors is 7.2 years as of December 31, 2017

Aspen understands that corporate governance practices evolve over time and seeks to adopt practices that we believe will be of value to our shareholders and positively aid in Aspen’s governance. Highlights include the following:

Alignment with Shareholders:	Compensation Governance:
✓  Separate positions for the Chair of the Board and Group Chief Executive Officer since inception
✓  Lead Independent Director since 2014
✓  Shareholders have the right to a call a special meeting and to act by written consent
✓  Non-management directors meet in executive session at least quarterly
✓  Majority vote standard for director elections
✓  Annual Board and committee evaluations

✓  Say on pay advisory vote considered by shareholders annually
✓  75% of NEOs’ long-term incentive compensation is performance-based
✓  Compensation Committee retains an independent compensation consultant
✓  Clawback policy applies to all employees
✓  Members of the Group Executive Committee are subject to double trigger change of control provisions
✓  All officers and directors are subject to our long-standing policy prohibiting pledging and hedging ownership of Aspen’s ordinary shares
✓  Share ownership guidelines for all directors and members of the Group Executive Committee

General Information About the 2018 Annual Meeting

Q:	Why am I receiving these materials?
A:
You are receiving this proxy statement (this “Proxy Statement”) because you are a shareholder of Aspen Insurance Holdings Limited (the “Company,” “Aspen,” “we,” “us” or “our” and, together with its subsidiaries, the “Group”) as of March 5, 2018 (the “Record Date”). These proxy materials, along with a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are also available for viewing at http://www.edocumentview.com/AHL and http://www.aspen.co.

Q:	Where and when will the 2018 Annual Meeting take place?
A:
The 2018 annual general meeting of shareholders of the Company (the “2018 Annual Meeting”) will be held at 141 Front Street, Hamilton HM19, Bermuda on May 2, 2018 at 12:00 p.m. (ADT). Directions to the 2018 Annual Meeting may be obtained by contacting the Company at +1 (441) 295-8201.

Q:	Why did I receive a one page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A:
The Company has taken advantage of the U.S. Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials via the internet instead of a paper copy. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our 2018 Annual Meeting. If you would like to receive a printed set of the proxy materials, please follow the instructions described in the Notice to request printed materials.

Q:	What will I be voting on?
A:	Shareholders will be asked to take the following actions at the 2018 Annual Meeting: ● to re-elect Messrs. Glyn Jones, Gary Gregg and Bret Pearlman as Class II directors of the Company;
● to provide a non-binding vote approving the compensation of the Company’s named executive officers set forth in this Proxy Statement (“Say-On-Pay Vote”); and

● to re-appoint KPMG LLP (“KPMG”), London, England, to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2018 and to authorize the Company’s Board of Directors (the “Board”) through the Audit Committee to set the remuneration for KPMG.

Q:	Could other matters be decided at the 2018 Annual Meeting?
A:
As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the 2018 Annual Meeting other than as described in this Proxy Statement. If any other matters shall properly come before the 2018 Annual Meeting and shall be voted on, the proxy holders will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of the Board or otherwise in their best judgment.

Q:	What are the voting recommendations of the Board?
A:	The Board unanimously recommends that you vote FOR each of the director nominees and FOR each of the proposals listed above.
Q:	What vote is required to approve each proposal?
A:	Each of the proposals require an affirmative vote of the majority of the voting power of the votes cast and entitled to vote at the 2018 Annual Meeting.
Q:	Who is entitled to vote?
A:
The Board has set March 5, 2018 as the Record Date for the determination of persons entitled to receive notice of, and to vote at, the 2018 Annual Meeting. As of the Record Date, there were 59,563,494 ordinary shares of the Company, par value U.S. 0.15144558 cents per share (the “ordinary shares”), issued and outstanding. The ordinary shares are our only class of equity securities outstanding currently entitled to vote at the 2018 Annual Meeting.

Q:	How many votes do I have?
A:
Holders of ordinary shares are entitled to one vote per each ordinary share held on the Record Date for each matter to be voted upon by the shareholders at the 2018 Annual Meeting. However, if you own Controlled Shares (as defined below) that constitute 9.5% or more of the voting power of all ordinary shares, your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 9.5% pursuant to a formula set forth in our Bye-Laws. Our Bye-Laws define “Controlled Shares” generally to include all ordinary shares that a person is deemed to beneficially own directly, indirectly or constructively within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended. For more information, please refer to the disclosure on voting cutbacks in the Form 10-K for the year ended December 31, 2017 filed with the SEC on February 22, 2018. It is currently expected that there will be no adjustments to the voting power of any of the Company’s shareholders.

Q:	Who is soliciting my vote?
A:	The Board is soliciting your vote at the 2018 Annual Meeting. The Board has designated Christopher O’Kane, Group Chief Executive Officer, and Scott Kirk, Group Chief Financial Officer, as proxies.

Q:	How do I vote?
A:
You can vote by proxy whether or not you attend the 2018 Annual Meeting. To vote by proxy, shareholders have a choice of voting on the internet, by telephone or sending the completed and signed proxy card. Please follow the instructions described in the Notice for more information on how to vote your ordinary shares.

Q:	What constitutes a quorum necessary to transact business at the meeting?
A:
The presence of one or more shareholders in person or by proxy holding at least 50% of the voting power of all of the issued ordinary shares of the Company throughout the 2018 Annual Meeting shall form a quorum for the transaction of business at the 2018 Annual Meeting.

If a quorum is not present, the 2018 Annual Meeting shall stand adjourned to such other day, time and place as the chair of the meeting may determine and at such adjourned meeting two shareholders present in person or by proxy and holding at least 10% in the aggregate of the voting power of ordinary shares entitled to vote at such meeting shall be a quorum. The Company shall give not less than 21 days’ notice of any meeting adjourned through want of a quorum. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?
A:
These terms describe the manner in which you hold your ordinary shares. If your ordinary shares are registered directly in your name through our transfer agent, Computershare, you are a “shareholder of record.” If you are a beneficial owner of shares held in the name of a brokerage firm, bank, trust or other nominee as custodian on your behalf, you are a “street name” holder.

Q:	What if I return my proxy but do not indicate how to vote my shares?
A:
If you are a shareholder of record and no instructions are provided in a properly executed proxy, it will be voted FOR all nominees in Proposal 1 and FOR Proposals 2 and 3 and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2018 Annual Meeting. If a shareholder of record appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her.

To the extent that beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, member brokerage firms of The New York Stock Exchange, Inc. (the “NYSE”) that hold ordinary shares in “street name” for such beneficial owners may not vote in their discretion on non-routine matters, such as Proposals 1 and 2, but have the discretion to vote on routine matters, such as Proposal 3. If beneficial owners do not provide voting instructions to their brokerage firm or other nominee, such brokerage firm or other nominee may only vote their shares on Proposal 3 and any other routine matters properly presented for a vote at the 2018 Annual Meeting.

Q:	How will broker non-votes and abstentions be treated?
A:
Any broker non-votes and abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the 2018 Annual Meeting. Generally, “broker non-votes” occur when ordinary shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the ordinary shares on a particular proposal.

Q:	Can I change my vote?
A:
Yes. Any shareholder who executes a proxy may revoke it at any time before it is voted by (i) delivering to the Company Secretary a written statement revoking such proxy, (ii) executing and delivering a later-dated proxy or (iii) voting in person at the 2018 Annual Meeting. Each ordinary share represented by a properly executed proxy which is returned and not revoked will be voted in accordance with the instructions, if any, given thereon.

Attendance at the 2018 Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. For ordinary shares held in “street name” by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the 2018 Annual Meeting.

Q:	What do I need to bring to attend the 2018 Annual Meeting?
A:
Only shareholders of record or their properly appointed proxies, beneficial owners of the Company’s ordinary shares who have evidence of such ownership and provide personal identification (such as a driver’s license or passport) and the Company’s guests may attend the 2018 Annual Meeting.

Q:	Who pays the costs of soliciting proxies?
A:
We will bear the cost of solicitation of proxies. We have engaged Innisfree M&A Incorporated to be our proxy solicitation agent. For these services, we will pay Innisfree M&A Incorporated a fee of approximately $15,000 plus reasonable expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the ordinary shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the 2018 Annual Meeting to the beneficial owners of ordinary shares which such persons hold of record.

Q:	When will voting results be announced?
A:
Preliminary voting results will be announced at the 2018 Annual Meeting. Final voting results will be filed with the SEC on a Current Report on Form 8-K within four business days following the 2018 Annual Meeting.

MANAGEMENT
Board of Directors of the Company
The Company has a classified Board that is divided into three classes of directors, with each class elected to serve a term of three years. As of March 1, 2018, we had the following directors on the Board and committees of the Board:

Name	Age	Director Since	Audit	Compensation	Corporate Governance & Nominating	Investment	Risk	Lead Independent Director
Class I Directors:
Christopher O’Kane	63	2002
Heidi Hutter	60	2002	●		C		●	●
John Cavoores	60	2006			●		●
Albert Beer	67	2011	●				●
Matthew Botein	44	2017				C
Class II Directors:
Glyn Jones (Chair)	65	2006				●
Gary Gregg	62	2013	●	●			C
Bret Pearlman	51	2013		●	●	●
Class III Directors:
Ronald Pressman	59	2011		C		●
Gordon Ireland	64	2013	C				●
Karl Mayr	67	2015	●	●			●
___________
● Committee Member
C Committee Chair
Our incumbent Class II directors were elected at our 2015 annual general meeting of shareholders and are standing for re-election at the 2018 Annual Meeting. Our incumbent Class III directors were elected at our 2016 annual general meeting of shareholders and are scheduled to serve until our 2019 annual general meeting of shareholders. Our incumbent Class I directors were elected at our 2017 annual general meeting of shareholders and are scheduled to serve until our 2020 annual general meeting of shareholders.

In evaluating the composition of the Board, the Corporate Governance and Nominating Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Aspen’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Aspen’s unique needs as a highly regulated company with operations around the globe. As illustrated in the table below, the Board consists of individuals with the skills, experience, and backgrounds necessary to oversee Aspen’s efforts toward becoming a more effective and efficient insurance and reinsurance company, while mitigating risk and operating within a complex regulatory environment.

Insurance/Reinsurance Experience 7/11 directors	Given our specialist approach to underwriting and the deep expertise and fresh thinking we bring to our markets and operations, we have sought directors with the specialist knowledge required to deal with complex insurance and reinsurance issues that can arise.
Leadership Experience & Strategy/Change 9/11 directors	Effective directors are visionary leaders who are able to see the big picture in order to serve the best interests of shareholders. Many of our directors have held significant leadership positions over an extended period and demonstrate a practical understanding of organizations, processes and strategy, and know how to drive change and growth.
Financial Experience 8/11 directors	Aspen's business is multifaceted and involves complex financial transactions in numerous jurisdictions and currencies. Aspen uses a broad set of financial metrics to measure its performance, and accurate financial reporting and robust auditing are critical to our success. As a result, we have a number of directors who qualify as audit committee financial experts and we expect all of our directors to have a high level of understanding of finance and financial reporting processes.
Global Business Experience 11/11 directors	Aspen's business is global and multicultural with services sold around the world. All of our directors have global business experience because our continued success depends, in part, on continuing to grow our business around the globe. For example, approximately 49% of our revenues came from outside the United States and Canada in 2016.
Corporate Governance Experience & Investor Experience 5/11 directors	Leaders of organizations play a vital role in establishing effective corporate governance. We have added directors and a lead independent director with corporate governance experience because it supports our goals of a strong Board and management accountability, transparency and protection of shareholder interests.
Investment Management Experience 5/11 directors	Given the scale of investments on Aspen's balance sheet and the impact of investment results on Aspen's profitability, we have added directors who have experience overseeing investment decisions and evaluating investment strategies.
Risk Management Experience 5/11 directors	In light of the Board's role in overseeing risk management and understanding the most significant risks facing Aspen, we have added directors with experience in risk management and oversight to ensure that risk management policies and procedures are consistent with our strategy and risk appetite.
Technology Experience 3/11 directors	Our success depends in part on developing and investing in new technologies and ideas. As the cybersecurity landscape continues to develop, our success also depends on our cybersecurity risk management. As a result, directors with technology experience have become increasingly important.
Other Public Company Board Experience 5/11 directors	Serving as a member of other public company boards of directors allows directors to become more familiar with a full range of corporate and board functions.

The following tables provide information about each of the directors’ principal occupation and business experience, and highlights his or her particular skills, qualifications and experience that support the conclusion of the Corporate Governance and Nominating Committee that the director is qualified to serve on the Board.

Position, Principal Occupation, Business Experience and Directorships

• Chairman, Old Mutual Wealth — 2016 to present
• Chairman, Aldermore Group PLC and Aldermore Group Bank PLC — 2014 to 2017
• Senior Independent Director and Chairman of the Investment Committee, Direct Line Insurance Group — 2012 to 2015
• Director, UK Insurance Limited — 2012 to 2015
• Non-Executive Director and Chairman, Aspen U.K. — 2006 to 2014
• Chairman, Towry Holdings — 2006 to 2012
• Chairman, BT Pension Scheme Management — 2010 to 2011
• Chairman, Hermes Fund Managers — 2008 to 2011
• Chief Executive Officer, Thames River Capital LLP — 2005 to 2006
• Chief Executive Officer, Gartmore Investment Management — 2000 to 2004
• Chief Executive Officer, Coutts NatWest Group and Coutts Group — 1997 to 2000
• General Manager, Global Private Banking, Standard Chartered — 1991 to 1997
• Consulting Partner, Coopers & Lybrand/Deloitte Haskins & Sells Management Consultants — 1981 to 1990

Glyn Jones	Skills and Qualifications
Age: 65
Mr. Jones has over 30 years of experience within the financial services sector. He is the former chief executive officer of a number of large, regulated, international financial services groups and has served as chairman of the board in a number of other financial services companies. As a result, Mr. Jones provides the Board leadership for a complex, global and regulated financial services business such as ours and is also a member of the Investment Committee.

Chair of the Board
since May 2, 2007
Director of Aspen
since October 30, 2006
Other Directorships
Old Mutual Wealth

Position, Principal Occupation, Business Experience and Directorships

• Group Chief Executive Officer, Aspen Insurance Holdings Limited — 2002 to present
• Director, Blue Marble Micro Insurance — 2016 to present
• Director, Aspen U.K. — 2002 to 2014
• Chief Executive Officer of Aspen U.K. — 2002 to 2010
• Chairman, Aspen Bermuda Limited — 2002 to 2006
• Director, Chief Underwriting Officer, Lloyd’s Syndicate 2020 — 2000 to 2002
• Underwriting Partner, Lloyd’s Syndicate 2020 — 1998 to 2000
• Deputy Underwriter, Syndicate 51 — 1993 to 1998

Christopher O’Kane	Skills and Qualifications
Age: 63
Mr. O’Kane has extensive experience in the specialty re/insurance industry and is both a co-founder of our Company’s business and its founding Chief Executive Officer. Mr. O’Kane brings his market experience and industry knowledge to Board discussions and is also directly accountable to the Board for the day-to-day management of the Company and the implementation of its business strategy.

Group Chief Executive Officer and Director
since June 21, 2002
Other Directorships
Blue Marble Micro Insurance

Position, Principal Occupation, Business Experience and Directorships

• Vice Chair, United Educators Insurance Company — 2009 to 2013; Board Member — 2006 to present
• Director, Aspen Bermuda Limited — 2014 to present
• Trustee Emeritus, Actuarial Foundation — 2009 to present; Board Member — 2006 to 2009
• Michael J. Kevany/XL Professor of Insurance and Actuarial Science at St John’s University, School of Risk Management — 2006 to present
• Board Member, American Academy of Actuaries — 2013 to 2016
• Chair, Actuarial Standards Board — 2010 to 2011; Board Member — 2007 to 2012
• Senior Executive, American Re-Insurance Corporation (Munich Re America) — 1992 to 2006
• Senior Executive, Skandia America Reinsurance Corporation — 1989 to 1992
• President and Board member, Casualty Actuarial Society — 1995

Albert Beer	Skills and Qualifications
Age: 67
Mr. Beer has over 30 years of actuarial and management experience in the insurance industry. Mr. Beer’s roles at American Re-Insurance Corporation included the active supervision of principal financial and accounting officers. In addition, Mr. Beer has extensive experience in reserving matters, which constitute the principal subjective assessments within the Company’s accounts. As a result, Mr. Beer serves as a designated financial expert on the Company’s Audit Committee and is a member of the Risk Committee.

Director of Aspen
since February 4, 2011
Other Directorships
Aspen Bermuda Limited, American Academy of Actuaries, United Educators Insurance Company

Position, Principal Occupation, Business Experience and Directorships

• Director, Fidentia Fortuna Holdings Limited — 2018 to present
• Director, Aspen Capital Markets — 2017 to present
• Managing Partner, Gallatin Point Capital LLC — 2017 to present
• Advisor, BlackRock Inc.’s alternative investment unit — 2017 to present
• Director, Northeast Bancorp — 2010 to present
• Director, PennyMac Financial Services Inc. — 2008 to present
• Director, Alignment Artist Capital LLC — 2015 to 2017
• Director, Alliance Partners LLC — 2011 to 2017
• Head, BlackRock Alternative Investors, BlackRock Inc. — 2010 to 2017
• Co-Head and Chief Investment Officer, BlackRock Inc.’s alternative investment unit — 2010 to 2017
• Managing Director and Global Operating Committee Member, Blackrock Inc. — 2010 to 2017
• Director, PennyMac Mortgage Investment Trust — 2009 to 2013
• Director, Corelogic, Inc. (and predecessor, First American Corporation) — 2009 to 2011
• Director, Cyrus Holdings Ltd — 2005 to 2009
• Non-Executive Director, Aspen — 2002 to 2003 and 2007 to 2011

Matthew Botein	Skills and Qualifications
Age: 44
Mr. Botein has approximately 20 years of experience in the financial services industry, primarily managing portfolio investments in the banking, insurance, asset management, capital markets and financial processing sectors. As a result of his extensive financial services and investment management experience, Mr. Botein also serves as Chair of the Investment Committee.

Director of Aspen
since February 7, 2017
Other Directorships
Fidentia Fortuna Holdings Limited, PennyMac Financial Services Inc., Northeast Bancorp, Aspen Capital Markets

Position, Principal Occupation, Business Experience and Directorships

• Chairman, Guidewire Software, Inc. —  2015 to 2016; Director — 2012 to 2016
• Director, Cunningham Lindsey, Inc. — 2014 to 2016
• Co-Chief Executive Officer, Aspen Insurance business segment — 2010 to 2011
• Director, Alliant Insurance Holdings — 2007 to 2012
• Advisor, Blackstone — 2006 to 2010
• Managing Director, Century Capital — 2006
• President and Chief Executive Officer, OneBeacon Insurance Company — 2003 to 2005; Managing Director — 2001 to 2005
• President, National Union Insurance Company, a subsidiary of AIG, Inc. — 1998 to 2000
• Chief Underwriting Officer, Executive Vice President, Managing Director of Overseas Operations, Chubb Insurance Group — 1979 to 1998

John Cavoores	Skills and Qualifications
Age: 60
Mr. Cavoores has over 30 years of experience within the insurance industry having, among other positions, formerly served as President and Chief Executive Officer of OneBeacon Insurance Company. As a result, Mr. Cavoores provides the Board with broad ranging business experience, with particular focus on insurance matters and strategies within the United States, and is a member of the Risk and Corporate Governance and Nominating Committees.

Director of Aspen
since October 30, 2006 (Non-Executive Director since January 1, 2012)
Other Directorships
None

Position, Principal Occupation, Business Experience and Directorships

• Member of the Executive Committee, Nominating Committee and Chair of the Finance Committee, Board of Trustees Museum of Science in Boston, Massachusetts — 2015 to present; Overseer and member of the Audit Committee — 2006 to 2014
• Trustee, Member of the Audit Committee and Chairman of the Development Committee, Stimson Center, Washington DC — 2012 to present
• Ortelius Ventures LLC — 2013 to 2015
• Academic Affairs Committee and Dean’s Executive Council, D’Amore School of Business, Northeastern University — 2003 to 2015
• Private Consultant — 2011 to 2013
• President of Liberty Mutual Agency Corporation — 2005 to 2011
• President of Commercial Markets, Liberty Mutual — 1999 to 2005; Senior Executive — 1989 to 1999
• Partner, KPMG — 1988 to 1989; Executive — 1979 to 1988

Gary Gregg	Skills and Qualifications
Age: 62
Mr. Gregg has over 30 years of experience within the insurance industry, with expertise in the U.S. property and casualty market. Mr. Gregg also has relevant entrepreneurial experience in running insurance companies through his various positions held at Liberty Mutual Group, which included overseeing multiple business acquisitions and subsequent integrations; directing overall IT strategy for his business units, with annual budgets typically in the range of $400 million, including major claims, underwriting and CRM system implementations; and experience managing multiple insurance distribution channels including large national brokerage, the U.S. independent agency system and direct selling. Given his extensive operational background, Mr. Gregg also serves as Chair of the Risk Committee and is a member of the Audit and Compensation Committees.

Director of Aspen
since April 24, 2013
Other Directorships
Museum of Science, Boston; Stimson Center, Washington DC

Position, Principal Occupation, Business Experience and Directorships

• Director, SBLI USA Life Insurance Company, Inc. — 2014 to present
• Director, Prosperity Life Insurance Group, LLC — 2013 to present; Audit Committee Chair — 2016 to present
• Director, Shenandoah Life Insurance Company — 2012 to present; Audit Committee Chair — 2012 to 2015
• Director and Chair, Aspen Managing Agency Limited (“AMAL”) — 2008 to present
• Manager, Black Diamond Capital Partners — 2005 to present
• Chief Executive Officer, Black Diamond Group, LLC — 2001 to present
• Non-Executive Director, Aspen Insurance U.K. Ltd. — 2002 to 2016
• Director and Audit Committee Chair, AmeriLife Group LLC, DE, US — 2007 to 2015
• Director, Smart Insurance Company — 2010 to 2013
• Director, Talbot Underwriting — 2002 to 2007
• Chief Executive Officer, Swiss Re America — 1996 to 1999
• Executive Board Member, Swiss Re Zurich — 1996 to 1999
• Project Director, Equitas Project — 1993 to 1995
• Executive, Swiss Re, NY — 1979 to 1993

Heidi Hutter	Skills and Qualifications
Age: 60
Ms. Hutter has over 35 years of management and actuarial experience within the re/insurance industry. Ms. Hutter is a recognized industry leader with relevant experience both in the United States and internationally. Ms. Hutter has particular insurance experience at Lloyd’s where she served as Project Director for the Equitas Project from 1993 to 1995, and having previously served on the board of Talbot Underwriting Ltd. (corporate member and managing agent of Lloyd’s syndicate) from 2002 to 2007. As a result of her experience, Ms. Hutter provides the Board with insight on numerous matters relevant to insurance practice. Ms. Hutter also serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Audit and Risk Committees.

Lead Independent Director
since October 29, 2014
Director of Aspen
since June 21, 2002
Other Directorships
SIBLI USA Life Insurance Company, Inc.; Prosperity Life Insurance Company Group, LLC; Shenandoah Life Insurance Company; AMAL

Position, Principal Occupation, Business Experience and Directorships

• Director, Iccaria Insurance ICC Ltd — 2015 to present
• Director, Yorkshire Building Society Group — 2015 to present
• Director, L&F Holdings Limited — 2010 to 2015
• CEO, L&F Indemnity Limited — 2010 to 2015
• Director, Lifeguard Insurance (Dublin) Limited — 2010 to 2015
• Director, Catamount Indemnity Limited — 2010 to 2015
• Director, Professional Asset Indemnity Limited — 2010 to 2015
• Director, Global Insurance Company Limited — 2011 to 2014
• U.K.  Firms’ Supervisory Board, Chairman of the Senior Management Remuneration Committee, Deputy Chairman of the Supervisory Board, Chairman of the PricewaterhouseCoopers LLP (“PwC”) partner admissions panel, Chairman of the Global International Insurance Accounting Group, PwC’s representative on The Institute of Chartered Accountants in England and Wales (“ICAEW”) Accounting sub-Committee,  PwC — 1974 to 2010
• ICAEW representative on the Federation des Experts Comptables European equivalent committee — For a period of time as Partner at PwC
• Member of the European Financial Reporting Advisory Group Financial Instruments Working Group — For a period of time as Partner at PwC

Gordon Ireland	Skills and Qualifications
Age: 64
Mr. Ireland has over 35 years of experience within the financial services sector having worked at PwC. As a result of his audit-led exposure to the London Market and general insurance and reinsurance markets throughout his career, Mr. Ireland provides strong insurance audit skills and technical accountancy expertise to our Board. As a result, he serves as Chair of the Audit Committee, on which he is also a designated financial expert, and as a member of the Risk Committee.

Director of Aspen
since February 7, 2013
Other Directorships
Iccaria Insurance ICC Ltd, Yorkshire Building Society Group

Position, Principal Occupation, Business Experience and Directorships

• Non-Executive Director and member of the Audit Committee, AMAL — 2016 to present
• Non-Executive Director and member of the Risk Committee, Aspen U.K. — 2015 to present
• Director, Würzburger Versicherungs-AG — 2004 to present
• Vice Chairman, Axis Reinsurance — 2013 to 2014
• President & CEO, Axis Re Europe — 2003 to 2012
• GE Frankona Reinsurance Company — 1980 to 2003

Karl Mayr	Skills and Qualifications
Age: 67
Mr. Mayr has over 30 years of experience in the reinsurance sector, primarily in Europe, across a number of product lines in both an underwriting capacity and in senior management roles. As a result of his global expertise and senior leadership experience, Mr. Mayr also serves as a member of the Audit, Risk and Compensation Committees.

Director of Aspen
since December 2, 2015
Other Directorships
Aspen U.K., AMAL, Würzburger Versicherungs-AG

Position, Principal Occupation, Business Experience and Directorships

• Board member, Oak Point Holdco, LLC — 2017 to present
• Board member, CHM Holdings LLC — 2015 to present
• Manager, HRS 1776 Partners — 2014 to present
• Board member, YRF Darca charity — 2010 to present
• Managing Director and Co-Founder, Elevation Partners — 2004 to present
• Board member, Jericho Athletic Association charity — 2012 to 2017
• Board member, Forbes Media LLC — 2009 to 2014
• Executive, The Blackstone Group — 1989 to 2004; Senior MD — 2000 to 2004

Bret Pearlman	Skills and Qualifications
Age: 51
Mr. Pearlman has over 25 years of experience within private equity, including as a partner and co-founder, providing a strong understanding of performance management, business models, corporate finance and capital management. His current role as Managing Director at Elevation Partners provides significant experience of the digital world and technology. As a result of his financial and investment management experience, Mr. Pearlman also serves as a member of the Compensation, Corporate Governance and Nominating and Investment Committees.

Director of Aspen
since July 24, 2013
Other Directorships
Oak Point Holdco, LLC, CHM Holdings LLC, YRF Darca charity

Position, Principal Occupation, Business Experience and Directorships

• Board member, The American Council of Life Insurers — 2016 to present
• Member of the Business Higher Education Forum — 2016 to present
• Executive Vice President and Chief Executive Officer, TIAA Institutional Financial Services —2015 to present
• Chief Operating Officer, TIAA Institutional Financial Services — 2012 to 2015
• Director, Pathways to College — 2006 to present
• Charter trustee, Hamilton College — 2004 to present
• Chairman of the Board, A Better Chance — 2006 to 2016
• Board member, New York Life Insurance Company — 2011 to 2012
• President and Chief Executive Officer of GE Capital Real Estate, General Electric Corporation — 2007 to 2011
• President and Chief Executive Officer of GE Asset Management — 2006 to 2007
• Chairman, Chief Executive Officer and President of Employers Reinsurance — 2000 to 2006
• A series of Executive roles, General Electric Corporation — 1980 to 2000

Ronald Pressman	Skills and Qualifications
Age: 59
Mr. Pressman has over 30 years of experience within the financial services sector, in particular real estate, asset management and reinsurance, having worked at GE for over 30 years and served as Chief Operating Officer of TIAA until his appointment as Executive Vice President and Chief Executive Officer of TIAA Institutional Financial Services in September 2015. With his varied experience across such sectors and having held senior positions, Mr. Pressman provides further insight on a wide-range of matters including operations, insurance industry and investment management expertise. As a result of his experience, Mr. Pressman also serves as Chair of the Compensation Committee and as a member of the Investment Committee.

Director of Aspen
since November 17, 2011
Other Directorships
The American Council of Life Insurers, Pathways to College, Hamilton College

Director Independence
The Board has adopted director independence standards to assist it in making determinations as to whether directors have any material relationships with the Company for purposes of determining such directors’ independence under the listing standards of the New York Stock Exchange and Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). These director independence standards are available on the Company’s website at http://investor.aspen.co/govdocs.
Following a review of the directors’ current and recent business relationships as outlined above under “— Board of Directors of the Company” and in accordance with the Company’s director independence standards, the Board determined that Messrs. Beer, Botein, Cavoores, Gregg, Ireland, Mayr, Pearlman and Pressman and Ms. Hutter are independent directors.

82% of our Board Members are Independent
Committees of the Board of Directors
The following are standing committees of the Board as of March 1, 2018:

Audit Committee	Roles and Responsibilities

Members:
•  The Audit Committee has general responsibility for the oversight and supervision of our accounting, reporting and financial control practices. Among other things, the Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board as to their selection and reviews the plan, fees and results of their audit.

•  The Board determined that Messrs. Beer and Ireland each qualify as an “audit committee financial expert” pursuant to the rules and regulations of the SEC.

•  The Audit Committee held four meetings in 2017.

Albert Beer Gary Gregg Heidi Hutter Gordon Ireland (Chair) Karl Mayr

Compensation Committee	Roles and Responsibilities

Members:
•  The Compensation Committee oversees our compensation and benefit policies and programs, including administration of our annual bonus pool funding and long-term incentive plans.

• The Compensation Committee determines the compensation of the Chief Executive Officer, executive officers and key employees.

• The Compensation Committee held four meetings during 2017.

Gary Gregg Karl Mayr Bret Pearlman Ronald Pressman (Chair)

Investment Committee	Roles and Responsibilities

Members:
•  The Investment Committee is an advisory committee to the Board which, among other things, formulates our investment policy and oversees all of our significant investing activities.

•  The Investment Committee held four meetings during 2017.

Matthew Botein (Chair) Glyn Jones Bret Pearlman Ronald Pressman

Corporate Governance and Nominating Committee	Roles and Responsibilities

Members:
•  The Corporate Governance and Nominating Committee establishes, among other things, the Board’s criteria for selecting new directors and oversees the evaluation of the Board.

•  The Corporate Governance and Nominating Committee held four meetings during 2017.

John Cavoores Heidi Hutter (Chair) Bret Pearlman

Risk Committee	Roles and Responsibilities

Members:
•   Among other things, the Risk Committee is responsible for establishing our risk management strategy, approving our risk management framework, methodologies and policies, and reviewing our approach for determining and measuring our risk tolerances.

•   The Risk Committee held four meetings during 2017.

Albert Beer John Cavoores Gary Gregg (Chair) Heidi Hutter Gordon Ireland Karl Mayr

The Board may, from time to time, implement ad hoc committees for specific purposes. The Board had the following ad hoc Committee as of March 1, 2018:

Aspen 2.0 Committee	Roles and Responsibilities

Members:
•  The Aspen 2.0 Committee was formed in 2017 to review and oversee the development of the Company’s Effectiveness and Efficiency Program and to guide management in its consideration of strategic options and proposals.

•  The Aspen 2.0 Committee held two meetings during 2017.

John Cavoores Gary Gregg Glyn Jones (Chair) Christopher O’Kane Bret Pearlman Ronald Pressman

Code of Conduct, Corporate Governance Guidelines and Committee Charters
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) and Corporate Governance Guidelines (the “Governance Guidelines”) that apply to all of our employees, officers and directors. The Code of Conduct and Governance Guidelines outline the policies, principles, rules, regulations and law that govern the activities of the Company and its employees, officers and directors and establish guidelines for professional conduct in the workplace. Any waiver of a provision of the Code of Conduct for our directors and executive officers may be made only by the Audit Committee. We have posted the Code of Conduct and the Governance Guidelines on our website at www.aspen.co. We will disclose on our website any amendment to the Code of Conduct, as well as any waivers of the Code of Conduct, that are required to be disclosed under the SEC or NYSE rules.
The charters for each of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Investment Committee and Risk Committee are also posted on our website at http://investor.aspen.co/govdocs. Shareholders may request printed copies of the Code of Conduct, the Governance Guidelines and the committee charters at no charge by writing to the Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829.
Board Leadership Structure
The Company has had separate positions for the Group Chief Executive Officer and Chair of the Board since the Company’s inception. The Group Chief Executive Officer is responsible for the day-to-day management of the Company. The Chair of the Board, who is not an employee of the Company or part of the Company’s management, provides the appropriate leadership role for the Board and is able to effectively facilitate the contribution of non-executive directors and constructive interaction between management (including executive directors) and the non-executive directors in assessing the Company’s performance, strategies and means of achieving them. As part of his leadership role, the Chair of the Board is responsible for the Board’s effectiveness and sets the Board’s agenda in conjunction with the Group Chief Executive Officer.
The Company believes that, under the scope of his role as Chair of the Board, Mr. Jones is more involved in the management of the Company than an independent director would be under U.S. practice and rules. The more specific Chair duties identified in

Mr. Jones’ appointment letter result in greater time allocated for the operations of the Company than the other non-executive directors. As a result, the Board has determined that Mr. Jones is not independent.
Since October 2014, Ms. Hutter has served as Lead Independent Director in order to provide further balance to the leadership of non-executive directors. Under the scope of her role as the Company’s Lead Independent Director, Ms. Hutter has the following additional responsibilities:
•coordinate and moderate executive sessions of the Board’s independent directors;
•work closely with the Chair of the Board and provide support to the Board’s operations and governance processes;
•act as the principal liaison between the independent directors and the Chair of the Board and the Group Chief Executive Officer;

•
monitor, in conjunction with the Chair of the Board, the process by which Board agendas are set to ensure the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to perform their duties effectively and responsibly;

•be available to the shareholders to address any concerns or issues; and

•	perform such other duties as the Board may from time to time delegate to the Lead Independent Director to assist the Board in the fulfillment of its responsibilities.
Attendance at Meetings by Directors
The Board conducts its business through its meetings and meetings of the committees. Each director is expected to attend each regularly scheduled meeting of the Board, the constituent committees on which that director serves and our annual general meeting of shareholders. The Board held seven formal meetings in 2017. All of the directors attended the 2017 annual general meeting of shareholders and at least 75% of the meetings of the Board and meetings of the committees on which they serve.
Non-Executive Directors
The Board has adopted a policy of regularly scheduled executive sessions where non-executive directors meet independently of management. The non-executive directors include all independent directors and Mr. Jones, our Chair of the Board. The non-executive directors held four executive sessions during 2017. Mr. Jones presided at each executive session. Independent directors likewise held one executive session during 2017 consisting solely of independent directors which was presided by Ms. Hutter, the Company’s Lead Independent Director.
Shareholders and other interested parties may communicate any queries or concerns to the non-executive directors by sending written communications by mail to Mr. Jones, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829. The Company Secretary will review and forward correspondence to the appropriate director(s).

2017 Non-Executive Director Compensation
The table below summarizes the compensation paid by the Company to non-executive directors for the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash (1) ($)	Share Awards(2) ($)	Total ($)
Liaquat Ahamed (3)	30,137	18,567	48,704
Albert Beer (4)	136,986	111,550	248,536
Matthew Botein (5)	117,603	111,550	229,153
John Cavoores (6)	105,000	111,550	216,550
Gary Gregg (7)	143,438	111,550	254,988
Heidi Hutter (8)	185,177	111,550	296,727
Gordon Ireland (9)	162,596	111,550	274,146
Glyn Jones (Chair) (10)	260,320	446,201	706,521
Karl Mayr (11)	190,278	111,550	301,828
Bret Pearlman (12)	85,000	111,550	196,550
Ronald Pressman (13)	108,959	111,550	220,509

__________

(1)
For directors who wish to be paid for their services to the Company in British Pounds rather than U.S. Dollars, such as Mr. Ireland, such compensation for 2017 was converted into British Pounds at the prevailing rate of exchange between the British Pound and the U.S. Dollar at the time of payment. For fees denominated and paid to directors in British Pounds (such as Mr. Jones for his services as Chair of the Board, Ms. Hutter for her services to AMAL, Mr. Mayr for his services to Aspen U.K. and AMAL and Mr. Ireland for his services to Aspen U.K.), an exchange rate of $1.3016 to £1 was used for reporting purposes, which is the average rate of exchange for 2017.

(2)
Consists of restricted share units. Valuation is based on the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which was $50.18 for the restricted share units granted on February 10, 2017.

(3)
Mr. Ahamed did not stand for re-election at the 2017 annual general meeting of shareholders of the Company held on April 26, 2017 and therefore ceased being a director effective April 26, 2017. Represents (i) $15,890 Board fee which represents a pro-rated fee for partial-year service through April 26, 2017, (ii) $10,000 attendance fee and (iii) $4,247 for serving as Chair of the Investment Committee, which represents a pro-rated fee for partial-year service through April 26, 2017. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Ahamed forfeited 1,853 shares, with 370 vesting on his departure from the Company.

(4)
Represents (i) $50,000 annual Board fee, (ii) $30,000 attendance fee, (iii) $10,000 for serving as a member of the Audit Committee, (iv) $30,000 for serving on the board of directors of Aspen Bermuda, (vi) $10,000 for serving as chair of the audit committee of Aspen Bermuda in 2017 and (v) $6,986 for serving as chair of the audit committee of Aspen Bermuda, which represents a pro-rated fee for partial-year service from April 21, 2016 and which was paid to Mr. Beer in the first quarter of 2017. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Beer held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(5)
Represents (i) $44,932 annual Board fee, which represents a pro-rated fee for partial-year service following Mr. Botein’s appointment on February 7, 2017, (ii) $35,000 attendance fee, (iii) $10,274 for serving as Chair of the Investment Committee, which represents a pro-rated fee for partial-year service from April 26, 2017 and (iv) $27,397 for serving as a member of the Aspen Capital Markets Board of Directors, which represents a pro-rated fee for partial-year service from April 26, 2017. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Botein held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(6)
Represents (i) $50,000 annual Board fee, (ii) $35,000 attendance fee and (iii) $20,000 attendance fee for serving on the Global Insurance Board, an advisory board to Aspen Insurance’s operations. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Cavoores held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(7)
Represents (i) $50,000 annual Board fee, (ii) $35,000 attendance fee, (iii) $10,000 for serving as a member of the Audit Committee (iv) $28,438 for serving as the Chair of the Risk Committee, which accounts for an increase in fees on February 8, 2017 and (v) $20,000 attendance fee for serving on the Global Insurance Board, an advisory board to Aspen Insurance’s operations. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Gregg held 371 unvested restricted share units as at December 31, 2017, which vested and settled February 10, 2018.

(8)
Represents (i) $50,000 annual Board fee, (ii) $35,000 attendance fee, (iii) $10,000 for serving as a member of the Audit Committee, (iv) $14,479 for serving as the Chair of the Corporate Governance and Nominating Committee, which accounts for an increase in fees on February 8, 2017, (v) $15,000 for serving as Lead Independent Director of the Board, (vi) £36,633 ($47,682) annual fee for serving on the board of directors of AMAL, which accounts for an increase in fees on March 9, 2017 and (vii) £10,000 ($13,016) for serving as Chair of the Board of Directors of AMAL. In respect of the 2,223 restricted share units granted on February 10, 2017, Ms. Hutter held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(9)
Represents (i) $50,000 annual Board fee, (ii) $35,000 attendance fee, (iii) $30,000 for serving as Chair of the Audit Committee and (iv) £36,567 ($47,596) for serving on the board of directors of Aspen U.K., which accounts for an increase in fees on March 21, 2017. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Ireland held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(10)
Represents Mr. Jones’ annual Chair’s fee of £200,000 ($260,320). In respect of the 8,892 restricted share units granted on February 10, 2017, Mr. Jones held 1,482 unvested restricted share units as of December 31, 2017, which vested and settled on February 10, 2018 . During 2017, the Company provided Mr. Jones with access to private medical insurance, for which Mr. Jones paid the full cost.

(11)
Represents (i) $50,000 annual Board fee, (ii) $35,000 attendance fee, (iii) $10,000 for serving as a member of the Audit Committee, (iv) £36,567 ($47,596) for serving on the board of directors of Aspen U.K., which accounts for an increase in fees on March 21, 2017 and (v) £36,633 ($47,682) for serving on the board of directors of AMAL, which accounts for an increase in fees on March 9, 2017. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Mayr held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(12)
Represents (i) $50,000 annual Board fee, and (ii) $35,000 attendance fee. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Pearlman held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

(13)
Represents (i) $50,000 annual Board fee, (ii) $35,000 attendance fee and (iii) $23,959 for serving as Chair of the Compensation Committee, which accounts for an increase in fees on February 8, 2017. In respect of the 2,223 restricted share units granted on February 10, 2017, Mr. Pressman held 371 unvested restricted share units as at December 31, 2017, which vested and settled on February 10, 2018.

Cash Fees.  The compensation of non-executive directors is benchmarked against peer companies and companies included in the FTSE 250 Index, taking into account complexity, time commitment and committee duties. For 2017, the annual director fee was $50,000, plus a fee of $5,000 for each formal Board meeting or a gathering of the Board attended by the director. The Chair of the Board received an annual fee of £200,000 ($260,320) in 2017 and did not receive any attendance fees. Directors who are executive officers of the Company, such as Mr. O’Kane, are not paid additional compensation for serving as directors. The Lead Independent Director receives an annual fee of $30,000, inclusive of all other fees in connection with chairing any Board committees. In addition, non-executive directors that served as Chairs or members of the following Board committees received the following fees in 2017:

Board Committee	Chair Fee	Member Fees

Audit Committee	$30,000	$10,000
Compensation Committee	$25,000	—
Risk Committee	$30,000	—
Corporate Governance and Nominating Committee	$15,000	—
Investment Committee	$15,000	—
As further described in the footnotes under “— 2017 Non-Executive Director Compensation” above, certain of our non-executive directors also received fees for serving on the board of directors of certain of the Company’s subsidiaries.
Equity Awards. On April 21, 2016, shareholders approved the 2016 Stock Incentive Plan for Non-Employee Directors (the “2016 Non-Employee Director Plan”) to aid the Company in recruiting and retaining highly qualified individuals to serve as non-executive directors and to strengthen the common interest between such directors and the Company’s shareholders. The 2016 Non-Employee Director Plan allows the Company to grant options, restricted share units and other share-based incentive awards to non-executive directors of the Company. The total number of ordinary shares that may be issued under the 2016 Non-Employee Director Plan is 263,695.
On February 7, 2018, the Board approved a grant of restricted share units valued at $125,000 and $500,000 to non-executive directors and the Chair of the Board, respectively, calculated based on a share price of $38.76 (i.e., the average closing share price in the first quarter of 2018 up to and including the grant date of February 9, 2018). Subject to the director remaining on the Board, one-twelfth (1/12) of the restricted share units are eligible to vest on each monthly anniversary of the date of grant, with 100% of the restricted share units vesting on the first anniversary of the grant date. If a director leaves the Board for any reason other than “cause” (as defined in the award agreement), the director would receive the shares that had vested up until the date of departure.
Non-Executive Director Share Ownership Guidelines. Non-executive directors and the Chair of the Board are required to own Company ordinary shares equivalent to the market value of four times their respective annual retainers (currently $50,000 per annum for non-executive directors and £200,000 ($260,320) for the Chair of the Board). Directors may not sell Company ordinary shares until they have reached the required holding. Once directors have achieved the required holding they are expected to maintain their required shareholding for the remainder of their service as a director of the Company.
Submission of Shareholder Proposals for 2019
Shareholder proposals for our 2019 annual general meeting of shareholders must be received at our registered office located at 141 Front Street, Hamilton HM19, Bermuda, addressed to the Company Secretary, no later than November 19, 2018, the 120th day before the one-year anniversary of the 2018 proxy statement (i.e., March 19, 2018). If we change the date of the 2019 annual general meeting of shareholders by more than 30 days from the date of the 2018 Annual Meeting, we will provide a revised deadline for such shareholder proposals in one of our quarterly reports on Form 10-Q to be filed with the SEC. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act.
Shareholder proposals and director nominations submitted under our procedures set forth under “Policy on Shareholder Proposals for Director Candidates and Evaluation of Director Candidates — Submission of Shareholder Proposals” above must be delivered in proper form to the Company Secretary at our principal executive offices located at 141 Front Street, Hamilton HM19, Bermuda by no earlier than December 27, 2018 and no later than January 26, 2019. Any such notice must include the information required by, and otherwise comply with, the procedures described under “Policy on Shareholder Proposals for Director Candidates and Evaluation of Director Candidates — Submission of Shareholder Proposals” above.

Policy on Shareholder Proposals for Director Nominees
The Board has adopted the following procedures relating to director nominations and shareholder proposals:
Submission of Shareholder Proposals. Shareholder proposals to be included in the Company’s proxy materials will be considered only if received not later than the close of business on the 120th day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual general meeting of shareholders and if they comply with the requirements of Rule 14a-8 of the Exchange Act. The Company can exclude a shareholder proposal if it has failed one of the eligibility or procedural requirements of Rule 14a-8 of the Exchange Act. Accordingly, the Company may exclude such shareholder proposals even if received in a timely manner.
If shareholders wish to nominate their own candidates for director on their own separate slate (as opposed to recommending candidates to be nominated by the Company in the Company’s proxy), shareholder nominations for directors at the annual general meeting of shareholders must be received by the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting of shareholders.
Disclosure Requirements. A shareholder who wishes to submit a proposal or a nomination for consideration (a “Notice Shareholder”) should send a written notice by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829 and include the following information:
(1) the Notice Shareholder’s name and address;
(2) a description of: (a) the Notice Shareholder’s beneficial ownership, whether direct or indirect, of (i) common or preferred shares of the Company, (ii) any option, warrant or other security or right convertible into or exercisable or exchangeable for common or preferred shares of the Company and (iii) any derivative instrument or contract, swap, right or other transaction or series of transactions that has the characteristics of a long position, has an exercise, conversion or settlement mechanic at a price or value related to or derived in whole or in part from the price or value of common or preferred shares of the Company or is designed to produce economic benefits and risks that correspond substantially to the ownership of common or preferred shares of the Company (even if such benefits and risks are hedged or otherwise mitigated), (b) any stock borrowing, hedging or other arrangement entered into by the Notice Shareholder that is designed to reduce the economic risk of changes to the price or value of common or preferred shares of the Company or has the characteristics of a short position or otherwise provides an opportunity to profit from any decrease in the price or value of common or preferred shares of the Company, (c) any rights of the Notice Shareholder to dividends on common or preferred shares of the Company that are separate from the underlying shares, (d) any performance-related fees (other than asset-based fees) to which the Notice Shareholder is entitled based on any increase or decrease in the value of common or preferred shares of the Company and (e) any proxy, contract or other understanding or arrangement providing the Notice Shareholder with the right to vote any common or preferred shares of the Company;
(3) the information that would be required to be set forth in a Schedule 13D or an amendment to Schedule 13D by the Notice Shareholder and all information with respect to such person or the applicable nomination or proposal that would be required to be set forth in a Schedule 14A proxy statement; and
(4) a description of any agreements, arrangements or understandings between or among any Notice Shareholders in connection with the nomination or proposal, as applicable.
A Notice Shareholder shall also comply with any applicable requirements of the Exchange Act with respect to the matters covered by the Company’s procedures regarding shareholder proposals and nominations.
Nomination Requirements. In addition, a shareholder’s notice of a nomination must include the following information:
(1) the name and address of each director nominee (each, a “Nominee”);
(2) the information required by (2) above under “— Disclosure Requirements” with respect to each Nominee;
(3) all information with respect to each Nominee that would be required to be set forth in a Schedule 14A proxy statement, including each Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(4) a description of any compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Notice Shareholder, on the one hand, and any Nominee, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if a Notice Shareholder were the “registrant” for purposes of such rule and the Nominee were a director or executive officer of such “registrant”; and

(6) a D&O questionnaire completed and signed by each Nominee (a form of which will be provided to the requesting shareholder and/or Nominee following written request to the Company Secretary).
In addition, the Notice Shareholder shall promptly provide the Company with any other information requested by the Company that is reasonably required to allow the Company to determine the eligibility of a Nominee to serve as a director or that could be material to a shareholder’s understanding of the independence of a Nominee.
Proposal Requirements. In addition, a shareholder’s notice of a proposal must include the following information:
(1) a brief description of the proposal or other business desired to be brought before the general meeting and the reasons for it;
(2) any material interests of a Notice Shareholder in such proposal or other business; and
(3) the text of the proposal or other business (including the text of any resolutions or Bye-Law amendments proposed for consideration).

Updates and Supplements. A shareholder’s notice of a nomination or proposal must be updated and supplemented, as necessary, so that the information provided or required to be provided in such notice is true and correct as of, not only the date of the notice, but also the record date of the general meeting and the date that is ten business days prior to the date of the general meeting or any adjournment or postponement of such general meeting. Any required updates and supplements to the notice must be delivered to the Company Secretary at the principal executive offices of the Company not later than three business days after the record date of the general meeting or not later than three business days after the date that is ten business days prior to the date of the general meeting or any adjournment or postponement of such general meeting, as applicable. In no case will the obligation to update or supplement the notice extend any applicable deadlines or enable a shareholder to amend or update any proposal or nomination or submit any new proposal or nomination (e.g., by changing or adding nominees or proposals or resolutions).

Process for Evaluation of Director Nominees. The Corporate Governance and Nominating Committee has the authority and responsibility to lead the search for individuals qualified to become members of the Board to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board. The Corporate Governance and Nominating Committee will identify, evaluate and recommend that the Board select director nominees for shareholder approval at the applicable annual meetings based on minimum qualifications and additional criteria that the Corporate Governance and Nominating Committee deems appropriate, taking into account the diversity and other needs of the Board. The Corporate Governance and Nominating Committee periodically reviews the Board’s membership to assure the appropriate balance of skills and characteristics. The Board believes that all directors of the Company should be persons who combine the highest standards of integrity and significant accomplishments in their chose field of endeavor and bring a diversity of experiences, skills and perspectives to the Board as well as knowledge in the areas of insurance, reinsurance, financial services and other aspects of the Company’s activities.

The Corporate Governance and Nominating Committee may in its discretion engage a third-party search firm and other advisors to identify potential nominees for director. The Corporate Governance and Nominating Committee may also identify potential director nominees through director and management recommendations, business, insurance industry and other contacts, as well as through shareholder nominations.

Qualifications for Director Nominees. A nominee recommended for a position on the Board must meet the following minimum qualifications:

•	have the highest standards of personal and professional integrity;

•	have exhibited mature judgment through significant accomplishments in his or her chosen field of expertise;

•	have a well-developed career history with specializations and skills that are relevant to understanding and benefiting the Company;

•	be able to allocate sufficient time and energy to director duties, including preparation for meetings and attendance at meetings;

•	be able to read and understand financial statements to an appropriate level for the exercise of his or her duties; and

•	be familiar with, and willing to assume, the duties of a director on the board of directors of a public company.

Certain additional criteria for consideration of a director nominee may include, but are not limited to, the following as the Corporate Governance and Nominating Committee sees fit:

•	the nominee’s qualifications and accomplishments and whether they complement the Board’s existing strengths;

•	the nominee’s leadership, strategic, or policy setting experience;

•	the nominee’s experience and expertise relevant to the Company’s insurance and reinsurance business, including any actuarial or underwriting expertise, or other specialized skills;

•	the nominee’s independence qualifications as defined by NYSE listing standards and the Company’s director independence standards;

•	the nominee’s actual or potential conflict of interest, or the appearance of any conflict of interest, in the best interest of the Company and its shareholders;

•	the nominee’s ability to represent the interests of all shareholders of the Company; and

•
the nominee’s financial literacy, accounting or related financial management expertise as defined by NYSE listing standards, or qualifications as an audit committee financial expert as defined by SEC rules and regulations.

Communications to the Board of Directors
Shareholders are encouraged to write their thoughts, concerns or suggestions to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors, including non-executive directors, by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, by e-mail to secretary@aspen.co or by fax to +1 (441) 295-1829. The Company Secretary will review and forward correspondence to the appropriate director(s).
Householding
Unless we have received contrary instructions, we may send a single copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and this Proxy Statement to multiple shareholders who share the same address and who own the Company’s ordinary shares through a bank, broker or other nominee. This process, known as householding, reduces the environmental impact of the 2018 Annual Meeting and reduces our postage and printing costs. If a bank, broker or other nominee holds your ordinary shares, please contact your bank, broker or other nominee directly if you wish to discontinue householding.
Annual Report on Form 10-K
We filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC on February 22, 2018. Shareholders may obtain a copy of our Annual Report on Form 10-K, free of charge, by writing to Investor Relations, c/o Aspen Insurance, 590 Madison Avenue, 7th Floor, New York, NY 10022, United States of America.

Executive Officers
Set forth below is information regarding our executive officers as at March 1, 2018:

Position, Principal Occupation and Business Experience within Aspen

• Group Chief Executive Officer, Aspen Insurance Holdings Limited — 2002 to present
• Director, Blue Marble Micro Insurance — 2016 to present
• Director, Aspen U.K. — 2002 to 2014
• Chief Executive Officer, Aspen U.K. — 2002 to 2010
• Chairman, Aspen Bermuda Limited — 2002 to 2006

Christopher O’Kane	Prior Experience and Skills
Age: 63
Mr. O’Kane has extensive experience in the specialty re/insurance industry and is both a co-founder of our Company’s business and its founding Chief Executive Officer. Mr. O’Kane brings his market experience and industry knowledge to Board discussions and is also directly accountable to the Board for the day-to-day management of the Company and the implementation of its business strategy.

Group Chief Executive Officer and Director
since June 2002
Directorships
Blue Marble Micro Insurance

Position, Principal Occupation and Business Experience within Aspen
• Group Chief Risk Officer — 2017 to present
Tim Aman	Prior Experience and Skills
Age: 51
Prior to joining Aspen in February 2017, Mr. Aman served as Principal of Broctuary Inc., an independent Florida-based consultancy Mr. Aman established in 2016 specialising in actuarial, broking and risk management. From 2007 until 2016, Mr. Aman was Chief Risk Officer for Montpelier Group. From 1996 until 2007 he was Managing Director in the Global Accounts and Latin America & Caribbean reinsurance broking teams at Guy Carpenter. Previously, Mr. Aman worked for St Paul Reinsurance (now RenaissanceRe Holdings Ltd.), Cigna (now Chubb) and Reinsurance Assn of Minnesota (now RAM Mutual).

Officer of Aspen
since May 2017
Directorships
None

Position, Principal Occupation and Business Experience within Aspen

• Chief Executive Officer of Americas, Aspen Re — 2017 to present
• Chairman, Aspen Re — 2012 to present
• Performance Director, Aspen Re — 2012 to present
• President, Aspen Re America — 2004 to present
• Director, various boards of Aspen’s subsidiaries — 2004 to present
• Chief Executive Officer North America, Aspen Re — 2012 to 2017
• Chief Executive Officer, Aspen Re — 2010 to 2012
• President, Aspen Re — 2008 to 2010
• Head of Reinsurance, Aspen Re — 2006 to 2008

Brian Boornazian	Prior Experience and Skills
Age: 57
Prior to joining the Company, Mr. Boornazian was at XL Re America where he acted in several capacities, including Senior Vice President, Chief Property Officer (responsible for property facultative and treaty, as well as marine) and Chief Marketing Officer. Mr. Boornazian began his career at General Reinsurance Corporation and also held senior positions at NAC Re, Cologne Re of America and Guy Carpenter.

Officer of Aspen
since December 2012
Directorships
Various boards of Aspen’s subsidiaries

Position, Principal Occupation and Business Experience within Aspen
• Group HR Director — 2017 to present • Interim Group HR Director — 2016 to 2017 • Global HR Business Partner — 2015 to 2016
Heather Brown	Prior Experience and Skills
Age: 52
Prior to joining the Company, Ms. Brown held senior human resources positions in the U.K., U.S. and Canada for a number of blue chip organizations. She has a wealth of experience as a human resources professional spanning over 20 years, predominantly in the Financial Services sector covering Insurance, Investment Banking, Asset Management and Wealth Management.

Officer of Aspen
since September 2017
Directorships
None

Position, Principal Occupation and Business Experience within Aspen

• Chief Executive Officer of AIUK and AMAL — 2017 to present
• Group Company Secretary, Aspen — 2016 to present
• Group General Counsel, Aspen — 2008 to present
• Director, various boards of Aspen’s subsidiaries — 2009 to present
• Chief Executive Officer, Aspen Bermuda — 2014 to 2017
• Director, Aspen Bermuda — 2012 to 2017
• Head of Group Human Resources — 2011 to 2016

Michael Cain	Prior Experience and Skills
Age: 45
Prior to joining the Company, Mr. Cain served as Corporate Counsel and Company Secretary to Benfield Group Limited from 2002 to 2008. Previously, Mr. Cain worked at Barlow Lyde & Gilbert LLP and Ashurst LLP.

Officer of Aspen
since March 2008
Directorships
Various boards of Aspen’s subsidiaries

Position, Principal Occupation and Business Experience within Aspen

• President and Chief Underwriting Officer, Aspen Insurance — 2015 to present
• Director, Blue Waters Insurers Corp. — 2016 to present
• Director and Chairman, various boards of Aspen’s subsidiaries — 2015 to present

David Cohen	Prior Experience and Skills
Age: 59
Mr. Cohen has over 35 years of insurance industry experience. Most recently, he was Global Casualty Chief Underwriting Officer at Liberty International Underwriters (“LIU”) from June 2001 to October 2015 and was President of LIU U.S. from December 2006 to October 2015. Prior to this, he was President of Casualty at Tamarack American (a division of Great American Insurance Company) for five years and worked in the Excess Casualty Division at The Home Insurance Company for 10 years. He began his career at American International Group, Inc. in 1980.

Officer of Aspen
since November 2015
Directorships
Various boards of Aspen’s subsidiaries; Blue Waters Insurers Corp.

Position, Principal Occupation and Business Experience within Aspen

• President, Aspen Re — 2014 to present
• Chief Underwriting Officer, Aspen Re — 2012 to present
• Director, various boards of Aspen’s subsidiaries — 2015 to present
• Executive Vice President, Aspen Re — 2008 to 2012
• Head of Casualty Reinsurance, Aspen Re — 2008 to 2012
• Head of Casualty Treaty, Aspen Re America — 2006 to 2008

Emil Issavi	Prior Experience and Skills
Age: 45
Prior to joining the Company, Mr. Issavi was at Swiss Re America where he was Senior Treaty Account Executive responsible for various global and national property and casualty clients from 2002 to 2006. Mr. Issavi began his reinsurance career at Gen Re as a casualty facultative underwriter.

Officer of Aspen
since August 2012
Directorships
Various boards of Aspen’s subsidiaries

Position, Principal Occupation and Business Experience within Aspen

• Group Chief Financial Officer — 2014 to present
• Director, various boards of Aspen’s subsidiaries — 2012 to present
• Chief Financial Officer, Aspen Insurance — 2011 to 2014
• Group Head of Finance — 2009 to 2011
• Group Financial Controller — 2007 to 2009

Scott Kirk	Prior Experience and Skills
Age: 44
Prior to joining the Company, Mr. Kirk worked at Endurance Specialty Holdings Limited, joining Endurance Re America in New York after its formation in 2002. Previously, Mr. Kirk was at Trenwick International in London working in finance and treasury for three years. Mr. Kirk began his career as an auditor at KPMG, Brisbane and is a member of the Institutes of Chartered Accountants in both England and Wales and Australia.

Officer of Aspen
since December 2014
Directorships
Various boards of Aspen’s subsidiaries

Position, Principal Occupation and Business Experience within Aspen
• Chief Executive Officer, Aspen Re — 2016 to present • Managing Director of Asia-Pacific, Aspen Re — 2012 to 2016 • General Manager and Principal Officer of the Singapore Branch — 2008 to 2012
Thomas Lillelund	Prior Experience and Skills
Age: 45
Mr. Lillelund served as the Chairman of the Singapore Reinsurance Association from 2014 to 2016 and was a member of the Board of the Singapore College of Insurance from 2015 to 2016. Prior to joining the Company, Mr. Lillelund spent four years at American International Group, Inc. where he was the Regional Vice President for Commercial Property in the South East Asia Region. Mr. Lillelund previously held management roles at Swiss Re in Hong Kong and South Africa. He began his underwriting career at Gen Re in the United States in 1995 and in this role undertook further study to become an Associate in Reinsurance of the American Institute for Chartered Property Casualty Underwriters.

Officer of Aspen
since May 2016
Directorships
None

Position, Principal Occupation and Business Experience within Aspen
• Group Chief Operating Officer — 2017 to present
David Schick	Prior Experience and Skills
Age: 52
Mr. Schick joined the Company from Malayan Baning Berhad (“Maybank”) where he was Executive Vice President, Group Strategy and Transformation and Director of Strategic Operational Excellence from 2014 to 2017. At Maybank, he was responsible for driving effectiveness and efficiency group-wide, including within the insurance business. Prior to this, Mr. Schick was at Raiffeisen Bank International from 2008 to 2014 where he led transformational efforts from both a line and functional perspective. He also worked at organizations such as Citigroup Inc. and Mercer Consulting driving transformation across multiple geographies, businesses and industries.

Officer of Aspen
since December 2017
Directorships
None

Position, Principal Occupation and Business Experience within Aspen

• Director and Chief Executive Officer, Aspen Bermuda Limited (“ABL”) — 2017 to present
• Chair, Aspen Risk Management Limited — 2015 to 2017
• Director, AMAL — 2010 to 2017
• Director of Underwriting — 2007 to present
• Active Underwriter, Syndicate 4711 — 2010 to 2016
• Head of Group Planning — 2003 to 2006
• Property Reinsurance Underwriter — 2002 to 2006

Kate Vacher	Prior Experience and Skills
Age: 46	Prior to joining the Company, Ms. Vacher worked as an underwriter with Wellington Syndicate 2020 from 1999 until 2002 and was an assistant underwriter at Syndicate 51 from 1995 until 1999.
Officer of Aspen
since May 2006
Directorships
ABL

Role in Risk Oversight
In this section, we provide a summary of our risk governance arrangements and current risk management strategy. We also provide more detail on the management of core underwriting and market risks and on our internal model. The internal model is an economic capital model which has been developed internally for use in certain business decision-making processes, the assessment of risk-based capital requirements and for various regulatory purposes.
Risk Governance
Board of Directors.  The Board considers effective identification, measurement, monitoring, management and reporting of the risks facing our business to be key elements of its responsibilities and those of the Group Chief Executive Officer and management. Matters relating to risk management that are reserved to the Board include approval of the internal controls and risk management framework and any changes to the Group’s risk appetite statement and key risk limits. The Board also receives reports at each scheduled meeting from the Group Chief Risk Officer and the Chair of the Risk Committee as well as training in risk management processes including the design, operation, use and limitations of the internal model. As a result of these arrangements and processes, the Board, assisted by management and the Board committees, is able to exercise effective oversight of the operation of the risk management strategy described in “Risk Management Strategy” below.
Board Committees.  The Board delegates oversight of the management of certain key risks to its Risk, Audit and Investment Committees. Each of the committees is chaired by an independent director of the Company who also reports to the Board on the committees’ discussions and matters arising.
Risk Committee:  The purpose of this committee is to assist the Board in its oversight duties in respect of the management of risk, including:

•	making recommendations to the Board regarding management’s proposals for the risk management framework, risk appetite, key risk limits and the use of our internal model;

•	monitoring compliance with the agreed Group risk appetite and key risk limits; and

•	oversight of the process of stress and scenario testing established by management.
Audit Committee:  This committee is primarily responsible for assisting the Board in its oversight of the integrity of the financial statements. It is also responsible for reviewing the adequacy and effectiveness of the Company’s internal controls and receives regular reports from both internal and external audit in this regard.
Investment Committee:  This committee is primarily responsible for setting and monitoring the Group’s investment risk and asset allocation policies and ensuring that the Chairman of the Risk Committee is kept informed of such matters.
Management Committees.  The Group also has a number of executive management committees which have oversight of certain risk management processes including the following:
Group Executive Committee:  This committee is the main executive committee responsible for advising the Group Chief Executive Officer on matters relating to the strategy and conduct of the Group’s business.
Capital and Risk Principles Committee:  The primary purpose of the Capital and Risk Principles Committee is to assist the Group Chief Executive Officer and the Group Chief Risk Officer in their oversight duties in respect of the design and operation of the Group’s risk management systems. In particular, it has specific responsibilities in relation to the internal model and for the establishment of risk limits for accumulating underwriting exposures and monitoring solvency and liquidity requirements.
Reserve Committee:  This committee is responsible for managing reserving risk and making recommendations to the Group Chief Executive Officer and the Group Chief Financial Officer relating to the appropriate level of reserves to include in the Group’s financial statements.
Underwriting Committee: The purpose of this committee is to assist the Group Chief Executive Officer in his oversight duties in respect of the management and control of underwriting risk, including oversight of the independent review of the quality of each team’s underwriting.
Reinsurance Credit Committee:  The purpose of this committee is to seek to minimize credit risks arising from insurance and reinsurance counterparties by the assessment and monitoring of collateralized reinsurance arrangements, direct cedants, intermediaries and reinsurers.
Group Chief Risk Officer.  Among other things, our Group Chief Risk Officer provides the Board and the Risk Committee with reports and advice on risk management issues.

Risk Management Strategy
We operate an integrated enterprise-wide risk management strategy designed to deliver shareholder value in a sustainable and efficient manner while providing a high level of policyholder protection. The execution of our integrated risk management strategy is based on:

•
the establishment and maintenance of a risk management and internal control system based on a three lines of defense approach to the allocation of responsibilities between risk accepting units (first line), risk management activity and oversight from other central control functions (second line) and independent assurance (third line);

•	identifying material risks to the achievement of the Group’s objectives including emerging risks;

•	the articulation at Group level of our risk appetite and a consistent set of key risk limits for each material component of risk;

•	the cascading of key risk limits for material risks to each operating subsidiary and, where appropriate, risk accepting business units;

•	measuring, monitoring, managing and reporting risk positions and trends;

•	the use, subject to an understanding of its limitations, of the internal model to test strategic and tactical business decisions and to assess compliance with the risk appetite statement; and

•
stress and scenario testing, including reverse stress testing, designed to help us better understand and develop contingency plans for the likely effects of extreme events or combinations of events on capital adequacy and liquidity.

Risk Appetite Statement.  The risk appetite statement is a central component of the Group’s overall risk management framework and is approved by the Board. It sets out, at a high level, how we think about risk in the context of our business model, Group objectives and strategy. It sets out boundary conditions and limits for the level of risk we assume, together with a statement of the reward we aim to receive for this level of risk.
Our risk appetite statement comprises the following components:

•	Risk preferences: a high level description of the types of risks we prefer to assume and those we prefer to minimize or avoid;

•	Return objective: the levels of return on capital we seek to achieve, subject to our risk constraints;

•	Volatility constraint: a target limit on earnings volatility; and

•	Capital constraint: a minimum level of risk adjusted capital.
Risk Components.  The main types of risks that we face are summarized as follows:
Insurance risk:  The risk that underwriting results vary from their expected amounts, including the risk that reserves established in respect of prior periods differ significantly from the level of reserves included in the Group’s financial statements.
Market risk:  The risk of variation in the income generated by, and the fair value of, our investment portfolio, cash and cash equivalents and derivative contracts including the effect of changes in foreign currency exchange rates.
Credit risk:  The risk of diminution in the value of insurance receivables as a result of counter-party default. This principally comprises default and concentration risks relating to amounts receivable from intermediaries, policyholders and reinsurers. We include credit risks related to our investment portfolio under market risk. We include credit risks related to insurance contracts (e.g., credit and political risk policies) under insurance risk.
Liquidity risk:  The risks of failing to maintain sufficient liquid financial resources to meet liabilities as they fall due or to provide collateral as required for commercial or regulatory purposes.
Operational risk:  The risk of loss resulting from inadequate or failed internal processes, personnel or systems, or from external events.
Strategic risk:  The risk of adverse impact on shareholder value or income and capital of adverse business decisions, poor execution or failure to respond to market changes.

Regulatory risk: The risk of non-compliance with regulatory requirements, including ensuring we understand and comply with changes to those requirements. There is a residual risk that changes in regulation impact our ability to operate profitably in some jurisdictions or some lines of business.
Taxation risk: The risk that we do not understand, plan for and manage our tax obligations. There is a residual risk that changes in taxation impact our ability to operate profitably in some jurisdictions or some lines of business.
Emerging risk:  The risk that events or issues not previously identified or fully understood impact the operations or financial results of the Group.
We divide risks into “core” and “non-core” risks. Core risks comprise those risks which are inherent in the operation of our business, including insurance risks in respect of our underwriting operations and market and liquidity risks in respect of our investment activity. We intentionally expose the Company to core risks with a view to generating shareholder value but seek to manage the resulting volatility in our earnings and financial condition within the limits defined by our risk appetite. However, these core risks are intrinsically difficult to measure and manage and we may not, therefore, be successful in this respect. All other risks, including regulatory and operational risks, are classified as non-core. We seek, to the extent we regard as reasonably practicable and economically viable, to avoid or minimize our exposure to non-core risks.
Key Risk Limits.  We use the term risk limit to mean the upper limit of our tolerance for exposure to a given risk. Key risk limits are a sub-set of risk limits and are subject to annual approval by the Board on the advice of the Risk Committee as part of the annual business planning process. If a risk exceeds key risk limits, the Group Chief Risk Officer is required to report the excess and management’s plans for dealing with it to the Risk Committee.
Review and Approval of Transactions with Related Persons
We analyze all transactions in which the Company participates and in which a “related person” may have a direct or indirect material interest. Related persons include directors, executive officers, principal shareholders owning 5% or more of the Company’s ordinary shares and any of their immediate family members. Our Code of Conduct provides guidelines for any transaction which may create a potential or actual conflict of interest. All directors, officers and employees of the Company who have a potential or actual conflict of interest are required to fully disclose the relevant facts promptly to their respective local General Counsel. The Company will review personal benefits received, personal financial interest in a transaction and certain business relationships in evaluating whether a conflict of interest exists. As at March 1, 2018, the Company had no related party transactions.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2017, none of the directors that served on the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries. In addition, during the year ended December 31, 2017, none of our executive officers served as a member of the Compensation Committee or as a director of an entity with at least one executive officer who served on our Compensation Committee or as one of our directors.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the overall objectives of our compensation program, each element of compensation and key compensation decisions that the Compensation Committee has made under our compensation program and the factors considered in making those decisions. This Compensation Discussion and Analysis also provides information regarding the compensation of (i) our Group Chief Executive Officer, (ii) our Group Chief Financial Officer, (iii) the three most highly compensated executive officers for 2017, not including the Group Chief Executive Officer and the Group Chief Financial Officer, as of December 31, 2017 and (iv) our former Group Chief Operating Officer and Group Head of Strategy (collectively, the “NEOs”).
Executive Summary
Given the Company did not achieve its performance goals in 2017 in what was a very challenging year for the insurance and reinsurance industry and consistent with the Company’s pay-for-performance philosophy, the Compensation Committee did not approve bonus payments for any full-year member of the Group Executive Committee, including all NEOs. In addition, one-third of each of the 2015, 2016 and 2017 performance shares and phantom shares subject to 2017 performance testing were forfeited based on the Company’s 2017 adjusted annual growth in diluted book value per ordinary share (“BVPS”) test. The Compensation Committee likewise did not approve adjustments to any of the NEO’s base salary in 2018 and reduced the value of the equity awards granted to the NEOs in February 2018.
In 2017, our Say-On-Pay Vote received overwhelming support with approximately 99% of shareholders who cast a vote voting in favor of our compensation program. We believe this favorable response from our shareholders evidences their strong support for our NEOs’ compensation arrangements as well as the Company’s executive compensation program which is designed to align pay and performance and to reflect market competitiveness and industry best practice.

2017 NAMED EXECUTIVE OFFICERS

Christopher O’Kane,
Group Chief Executive Officer

Scott Kirk,
Group Chief Financial Officer

Thomas Lillelund,
Chief Executive Officer of Aspen Re

Brian Boornazian,
Chairman of Aspen Re

Stephen Postlewhite,
Former Chief Executive Officer of
Aspen Insurance

Richard Thornton,
Former Group Chief Operating Officer
and Group Head of Strategy

Reflecting the Compensation Committee’s desire to maintain a strong and effective compensation program which is aligned with shareholder interests over the short term and long term, the Compensation Committee reviews all elements of our executive compensation program regularly to ensure that its overall design continues to support the Company’s financial, operational and strategic program. The Compensation Committee retained the core design of our executive compensation program in 2017 as it believes that it continues to properly reward executives for their performance, motivate them to work towards achieving our short- and long-term objectives and strengthen the alignment of their interests with our shareholders. To further align pay and performance, however, the Compensation Committee approved a new structure for bonus pool funding in 2017 as further described under “— Elements of Compensation — Annual Cash Incentive” below.
Our Board unanimously recommends that shareholders vote FOR the approval of the compensation of our NEOs as disclosed in this Proxy Statement. For more information, see Proposal 2 “— Non-Binding Advisory Vote on Executive Compensation” below.
Overview of 2017 Results
The insurance and reinsurance industry continued to be challenged in 2017 as a result of the impact of a series of costly catastrophe events and losses, including losses associated with Hurricanes Harvey, Irma and Maria, the earthquakes in Mexico, wildfires in California, a tornado in Mississippi, Cyclone Debbie in Australia and other U.S. weather-related events. In our insurance segment, we experienced a significant underwriting loss in 2017 due to a combination of catastrophe losses and an increased incidence of large losses and attritional losses. In our reinsurance segment, our results in 2017 were driven by the significant level of natural catastrophe losses, primarily in the United States. These factors impacted our business and contributed to a net return on equity (“ROE”) of 11.1% loss and a 10.3% decrease in adjusted diluted book value per share in 2017.
Following the large catastrophe losses in 2017, we continue to seek to balance our insurance portfolio and to target the best risk-adjusted returns. As a result, we expect to reduce our exposure to major property accounts that contain considerable catastrophe accumulations. As a result of the increased frequency of large and attritional losses in our insurance segment in 2017, we have likewise taken a more risk-averse view by retaining less risk and ceding more premiums with the aim to stabilize earnings. We have also significantly reduced our voluntary participation into our internal reinsurance vehicle.

Notwithstanding the above, we made solid progress on the comprehensive program we launched in 2017 to enhance the operating effectiveness and efficiency across our organization and enhance our market position (the “Effectiveness and Efficiency Program”). The Effectiveness and Efficiency Program is intended to allow us to be a more nimble organization with faster decision-making ability and a more competitive expense ratio. We expect the Effectiveness and Efficiency Program to deliver cumulative total expense savings of approximately $160 million over the next three years. We expect to achieve approximately $30 million of the savings in 2018, $55 million in 2019 and $75 million in 2020, after which run-rate savings are expected to be approximately $80 million per year. We expect approximately 70% of the total expected savings to benefit our insurance segment.
A full description of our performance can be found in the Company’s Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.
2017 Performance Highlights
The following table highlights our 2017 performance by setting forth the year-over-year comparison of some of our key financial metrics during the past three fiscal years:

Key Metric (1)	2017	2016	2015
Net Income Return on Equity (2)	(11.1)%	5.4%	10.0%
Operating Return on Equity (3)	(14.0)%	4.8%	10.0%
Diluted Book Value per Ordinary Share	$40.10	$46.72	$46.00
Adjusted Diluted Book Value per Ordinary Share Growth (4)	(10.3)%	5.9%	10.7%
Combined Ratio	125.7%	98.5%	91.9%
Gross Written Premiums	$3.36 Bn	$3.15 Bn	$3.00 Bn
Diluted Net (Loss)/Income per Share	($5.22)	$2.61	$4.54
___________

(1)
Certain of these metrics are not calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). For reconciliations of these metrics to the most comparable U.S. GAAP financial measure, please see Appendix A “— Reconciliation of Non-U.S. GAAP Financial Measures.”

(2)	Net income ROE is calculated using net income after tax less preference share dividends and non-controlling interests, divided by average equity.

(3)	Operating ROE is calculated using operating income after tax less preference share dividends and non-controlling interest, divided by average equity.

(4)
Adjusted diluted book value per ordinary share growth, a test for purposes of the vesting condition of our performance shares is calculated using the adjusted total shareholders' equity, which is calculated by deducting from total shareholders' equity the total of: accumulated other comprehensive income; the value of preference shares less issue expenses; the share of equity due to non-controlling interests; and adding back ordinary dividends.

The change in adjusted diluted book value per ordinary share as of December 31, 2017 was negative 10.3% and is calculated by using the adjusted total shareholders’ equity of $2,526.0 million, less ordinary dividends of $56.2 million, divided by the number of diluted ordinary shares outstanding as of December 31, 2017 of 60,202,409, plus $0.94 dividends per ordinary share distributed in 2017. This is compared to the adjusted diluted book value per ordinary share as of December 31, 2016, which is calculated using the adjusted total shareholders’ equity as at December 31, 2016 of $2,907.6 million, less $52.7 million of ordinary dividends issued in 2016, divided by the number of diluted ordinary shares outstanding as of December 31, 2016 of 61,001,071.

2017 Compensation Highlights for the NEOs

A substantial portion of total compensation awarded to the NEOs is performance-based and is composed of short-term annual bonus awards and long-term equity awards. As illustrated in the table below, there was a significant difference between the continuing NEO’s actual earned compensation and target compensation in respect of performance in 2017 reflecting the Company’s performance in what was one of the most challenging insurance and reinsurance loss years on record. Consistent with the Company’s pay-for-performance philosophy, the Compensation Committee did not approve bonus payments for any full-year member of the Group Executive Committee, including all NEOs, in 2017. In addition, based on the Company’s 2017 adjusted annual growth in diluted BVPS test, one-third of the performance shares granted in 2017 were forfeited.

___________
(1) The value of the restricted share units and the performance shares granted in 2017 and disclosed in the “Target” column in the table above is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions.

(2)
The value of the restricted share units and the performance shares disclosed in the “Adjusted” column in the table above is based on the closing price of $40.60 per ordinary share as at December 29, 2017, as reported by the NYSE. With respect to performance shares, the “Adjusted” column in the table above reflects a forfeiture of one-third of the grant based on a 10.3% decrease in diluted book value per share in 2017 and assumes 100% vesting for the remaining two tranches.

The “Adjusted” column in the table above and the amount reported in the “Total” column under “— 2017 Summary Compensation Table” below differ for the following reasons: (i) the calculation of total compensation reported under “— 2017 Summary Compensation Table” below includes other compensation required to be disclosed by the SEC’s rules that the Compensation Committee does not consider conceptually as a component of total compensation (such as Company pension contributions or relocation costs) because such amounts are not related to an NEO’s performance with respect to a given year and/or are available to all employees and (ii) with respect to performance shares, the amount included under “— 2017 Summary Compensation Table” below does not take into account the performance testing for 2017, and (iii) with respect to performance shares and restricted share units, the valuation in the “Adjusted” column in the table above is based on the closing share price of $40.60 per ordinary share as at December 29, 2017, while the valuation reported under “— 2017 Summary Compensation Table” below is based on the grant date fair value calculated in accordance with FASB ASC Topic 718.

Link Between Pay and Performance
We continue to maintain a strong link between pay and performance and align our compensation programs with our objectives and compensation philosophy. When analyzing pay for performance, the Compensation Committee seeks to assess performance across all aspects of our business and also considers the achievement of non-financial objectives such as the progress made in 2017 on our Effectiveness and Efficiency Program which we believe will ultimately generate greater shareholder value (as further described under “— Overview of 2017 Results” above).
The Compensation Committee believes that Mr. O’Kane’s pay is appropriate considering the Company’s performance against key financial measures when both are compared to our peers. Each year, the Compensation Committee’s independent advisor, Willis

Towers Watson, reviews the alignment between our pay and performance for our Group Chief Executive Officer as compared to our peers. For the five-year period from January 1, 2013 through December 31, 2017, Willis Towers Watson reviewed the relative realizable pay of Mr. O’Kane as compared to three key financial measures for the Company, our shareholders and the industry: total shareholder return, ROE and diluted BVPS. Willis Towers Watson defines realizable pay as base salary, actual annual bonus paid and the current value of long-term incentives earned within the period (the market value of restricted share units, the in-the-money value of share options vested as of December 31, 2017 and the market value or cash value of any actual award earned or vested and issued under a performance plan).
Based on this analysis, the Compensation Committee believes that Mr. O’Kane’s realizable pay relative to peers is appropriate considering the Company’s relative performance measured by the selected key financial measures, whether the metrics are considered individually or in the aggregate. The Compensation Committee came to this conclusion because Mr. O’Kane’s realizable pay and performance are aligned over one-, three- and five-year periods.
Executive Compensation Program and Philosophy
Our compensation program seeks to align our executive compensation with the executive’s respective performance and contribution to the results of the Company while, at the same time, reflecting an assessment of performance across all aspects of our business. Overall, our compensation programs are designed to align variable compensation decisions for individual executives to the achievement of the financial and strategic goals of the Company and, where relevant, the financial and strategic goals of the division in which the executive is principally engaged. At the same time, however, we believe that it is appropriate for the Compensation Committee to consider other aspects of performance which seek to generate long-term value but may impact the Company’s short-term financial goals. In addition, our compensation programs are designed to meet high governance standards and maintain an appropriate level of risk.
Our target incentive compensation opportunities are aligned with peer market practices. The Compensation Committee seeks to target total compensation approximating the median for the Company’s peer group. The actual payout will depend on actual performance and may be below or above the median of the Company’s peer group as warranted by performance.
The three elements of total direct compensation for our executives are (i) base salary, (ii) annual bonus and (iii) long-term incentive awards. Unlike base salary, which is non-discretionary compensation, annual bonus and long-term incentive awards each represent variable compensation. These three elements are balanced such that each executive has an appropriate amount of long-term pay that is contingent on performance.

Compensation Element	Key Philosophical Underpinning

Base Salary	• Attract and retain key talent • Provide financial certainty and stability
Annual Cash Incentive
• Incentivize and motivate executives to meet or exceed our short-term business and financial objectives
• Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

Long-Term Incentive (Performance Shares, Phantom Shares and Restricted Share Units)
 • Incentivize and motivate executives to achieve key long-term business priorities and objectives

 • Align executives’ interests with shareholders’ interests

 • Foster a long-term focus to increase shareholder value
 • Attract and retain key talent

 • Encourage executive share ownership

As illustrated below, a substantial majority of each NEO’s target compensation for 2017 was delivered through variable compensation which is contingent on performance (86% for the Group Chief Executive Officer and 78% on average for the other continuing NEOs).
We also provide our NEOs with employee benefits and perquisites and severance and double-trigger change of control benefits as further outlined in the table below.

Compensation Element	Key Philosophical Underpinning
Benefits and Perquisites
• Attract and retain key talent
• Provide for safety and wellness of executives
• Provide financial security for retirement
• Enhance executive productivity
• Provide certain expatriate relocation needs as well as specific local market practices that are competitive

Severance and Double-Trigger (1) Change of Control Benefits
• Attract and retain key talent

• Allow our executives to continue to focus their attention on our business operations in the face of the potentially disruptive impact of a change of control transaction and allow our executives to assess potential strategic actions objectively without regard to the potential impact on their own job security

___________

(1)
A double-trigger clause requires two distinct events to trigger the acceleration of vesting of stock awards. One event is a change of control of the Company, and the other event is termination of the employee without cause or for good reason within two years following a change of control.

All elements of total compensation are considered collectively rather than in isolation. This process ensures that judgments made in respect of any individual element of compensation are taken in the context of the total compensation that an individual receives, particularly the balance between base salary, annual bonus and long-term incentive awards.
Market Intelligence
A core principle of our compensation program and philosophy is that shareholders are best served when the compensation packages of our senior executives are competitive and fair. A fair compensation package is one that reflects the executive’s market value and personal contribution to the business. To ensure our compensation levels and programs are competitive with those companies with which we compete for talent, we review external market data including:

●   research of peer company proxy and/or annual reports;
●   publicly available compensation surveys from reputable survey providers;
● advice and tailored research from compensation consultants; and
●   experience with recruiting senior positions in the marketplace.

Our Market for Talent
Our business model is unique in that we are a U.S.-listed company, domiciled in Bermuda but with significant operations in the U.K. As we employ senior executives in all three markets, our compensation plans strive to be considerate of the varying nature of these geographies. In addition, we operate in both the insurance and reinsurance businesses, whereas many of our competitors for executive talent focus on one primary business.

            We utilize a peer group for purposes of reviewing our executive compensation levels and programs. Our peer group, described in the table below, is regularly reviewed and reflects companies similar to us in terms of size and business mix and reflects those companies we compare to in terms of assessing our business performance.

Peer Group
Alleghany Corporation	Hiscox Ltd.
Arch Capital Group Ltd.	Markel Corporation
Argo Group International Holdings Ltd.	RenaissanceRe Holdings Ltd.
Axis Capital Holdings Limited	Validus Holdings, Ltd. (1)
Beazley Plc	White Mountains Insurance Group, Ltd.
Everest Re Group, Ltd.	XL Group Ltd (2)
___________

(1)	On January 22, 2018, American International Group Inc. announced that it would acquire Validus Holdings, Ltd.

(2)	On March 5, 2018, AXA SA announced that it would acquire XL Group Ltd.
Determining Individual Compensation Levels
Although the Company’s results remain a primary focus of our performance-based programs, the Compensation Committee also considers other quantitative and qualitative factors in making compensation determinations due to the highly volatile nature of our industry and the potentially significant external factors impacting our business. In particular, the individual decisions taken by, and contributions of, our executives are important to our business and therefore may influence bonus funding and individual long-term incentive awards granted each year. Individual contributions to our corporate goals are taken into consideration through our annual appraisal process, whereby at the outset of each year objectives are established and achievement of these goals is assessed at the end of each performance year. For all NEOs, other than himself, the Group Chief Executive Officer provides recommendations to the Compensation Committee with regard to individual performance. Compensation for the Group Chief Executive Officer is assessed by the Compensation Committee alone.

Outlined below are the individual achievements for each continuing NEO considered by the Compensation Committee in making its compensation determinations. Although all of the NEOs made significant contributions to the Company and took actions which we believe will ultimately generate greater shareholder value, none of the NEOs received an annual bonus given the Company did not achieve its performance goals in 2017 in what was a very challenging year for the insurance and reinsurance industry.

Christopher O’Kane	2017 Individual Achievements

• Successfully launched the Effectiveness and Efficiency Program to enhance the Company’s operating effectiveness and efficiency and to enhance the Company’s market position
• Implemented a new human resources structure to support the Company’s strategic objectives
• Set a strategy to standardize certain specialty products to better serve our clients in Aspen Insurance and Aspen Re
• Supported the continued growth of Aspen Capital Markets and the assets under its management
• Continued to develop the Company’s governance, audit and review processes to support the ongoing threat in cyber security
• Further enhanced the Company’s approach to talent management to ensure the Company is well positioned to attract, develop and retain the best talent at all levels of the organization

Scott Kirk	2017 Individual Achievements

• Made a key contribution to developing the Effectiveness and Efficiency Program and ensuring its successful implementation
• Successfully executed the sale of AgriLogic, the Company’s U.S. crop insurance business, in exchange for a strategic partnership with CGB Diversified Services, a highly respected company in the crop insurance industry (“CGB DS”)
• Acted as Group Chief Risk Officer during the period December 2016 through February 2017
• Successfully redeemed the Series A and Series B preference shares in January and July 2017, respectively
• Executed ordinary share repurchases

Thomas Lillelund	2017 Individual Achievements

• Supported the continued growth of Aspen Capital Markets and assets under management; increased assets under management by more than 20% to approximately $550 million
• Implemented a global review of talent development initiatives
• Helped to implement a strategy across Aspen Re and Insurance with a view to standardizing certain specialty products that would serve our clients in either business segment
• Drove the standardization of marketing efforts, including development and implementation of a global broker relationship management plan and enhanced coordination across regions and hubs
• Assisted with the execution of a strategic partnership with CGB DS in exchange for the sale of AgriLogic

Brian Boornazian	2017 Individual Achievements

• Assisted with the execution of a strategic partnership with CGB DS in exchange for the sale of AgriLogic
• Supported the Aspen Re distribution and marketing strategy
• Worked with the office of the Chief Underwriting Officer to maintain a “growth through prudence” control framework

The following table summarizes the key compensation decisions made for each of the continuing NEOs in 2017. Given the Company did not meet its performance goals in 2017 and consistent with the Company’s pay-for-performance philosophy, the Compensation Committee did not approve bonus payments to any of the continuing NEOs. For information on the weighting of each component of compensation for each of the NEOs, see “ — Elements of Compensation — Annual Cash Incentive — Annual Incentive Pool Funding Components” below. As illustrated in the table below, Mr. Kirk was the only NEO whose base salary was adjusted in February 2017 in order to align his pay with his performance since assuming the role of Group Chief Financial Officer and to bring him in line with the median salary for his role among the Company’s peers.

Continuing NEOs	2017 % Base Salary Increase (1)	2017 Actual Bonus Awarded	2017 Actual Bonus Awarded (% of Target)	Grant Date Fair Value of 2017 Performance Shares (2017-2019) (2)	Grant Date Fair Value of Restricted Share Units (2017-2019) (2)	Value of 2017 Performance Shares Earned in 2017 (3)
Christopher O’Kane	0.0%	$0	0%	$2,523,550	$892,401	$0
Scott Kirk (4)	14.3%	$0	0%	$788,633	$278,900	$0
Thomas Lillelund	0.0%	$0	0%	$788,633	$278,900	$0
Brian Boornazian	0.0%	$0	0%	$946,331	$334,650	$0
___________

(1)
This percentage represents the increase of base salary at year-end 2017 over the base salary rate at year-end 2016. Compensation paid to Messrs. O’Kane and Kirk was denominated in British Pounds. To demonstrate the quantum of base salary increases, amounts for both 2016 and 2017 were converted into U.S. Dollars at the exchange rate of $1.3016 which is the average exchange rate for 2017. The average exchange rate for 2017 was calculated based on a monthly exchange rate, sourced from a third-party provider, averaged over the 2017 calendar year.

(2)
Valuation is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $47.30 for the performance shares granted to the continuing NEOs on February 10, 2017 and $50.18 for the restricted share units granted to the continuing NEOs on February 10, 2017.

(3)	One-third of the 2017 performance shares granted were forfeited based on the 2017 annual growth in diluted BVPS test described in “— Elements of Compensation — Long-Term Equity Incentives” below.

(4)
    The increase in Mr. Kirk’s base salary was approved by the Compensation Committee in order to align his pay with his performance since assuming the role of Group Chief Financial Officer and to bring him in line with the median salary for his role among the Company’s peer group.

Elements of Compensation
Base Salary
Although base salary is not the primary element of the total direct compensation for our NEOs, it remains a critical component of our pay program and allows us to attract and retain key talent. Base salary is normally a fixed amount based on relevant market comparisons and any increases to base salary for our NEOs are based on their performance and awarded at the discretion of the Compensation Committee based on the recommendations made by our Group Chief Executive Officer (other than with respect to himself). In the case of the Group Chief Executive Officer, the Chair of the Compensation Committee recommends changes to base salary, if any, based on information and advice by the Company’s compensation consultant, Willis Towers Watson.
The annual base salary review process is governed by an overall budget related to market conditions in the relevant employment markets and broader economic considerations. Our annual base salary review process is not intended to be solely a “cost of living” increase or a contractual entitlement to base salary increases. Within this overall governing budget, individual base salary increases are discretionary. We believe this approach mitigates the risk associated with linking base salary increases to short-term outcomes. In the last three years, the overall budget for base salary increases for all employees averaged 1.7% per annum.
The Compensation Committee seeks to target total compensation approximating the median for the Company’s peer group. As summarized in the table below, Mr. Kirk was the only continuing NEO to receive an adjustment to his base salary in 2017 in order to align his pay with his performance since assuming the role of Group Chief Financial Officer and to bring him in line with the median salary for his role among the Company’s peers. The Compensation Committee did not approve any base salary adjustments for the NEOs in February 2018.

NEOs	2016 Base Salary (1)	2017 Base Salary (1)	% Base Salary Increase
Christopher O’Kane (2)	$806,992	$806,992	0.0%
Scott Kirk (2)	$455,560	$520,660	14.3%
Thomas Lillelund (3)	$525,000	$525,000	0.0%
Brian Boornazian	$612,000	$612,000	0.0%
___________

(1)	Represents base salary rate at year-end 2016 and 2017, respectively.

(2)
Compensation paid to Messrs. O’Kane and Kirk was denominated in British Pounds. To demonstrate the quantum of base salary increases, amounts for both 2016 and 2017 were converted into U.S. Dollars at the exchange rate of $1.3016 to £1 which is the average exchange rate for 2017. The average exchange rate for 2017 was calculated based on a monthly exchange rate, sourced from a third-party provider, averaged over the 2017 calendar year.

(3)
Mr. Lillelund’s contractual base salary is denominated in U.S. Dollars. However, following Mr. Lillelund’s promotion, the Company agreed to pay 30% of Mr. Lillelund’s base salary in British Pounds due to his three-year international assignment to the United Kingdom and the remaining 70% of his base salary in U.S. Dollars. The portion of Mr. Lillelund’s base salary paid in British Pounds was converted from U.S. Dollars at a fixed exchange rate of £0.7667 to $1, the exchange rate on September 30, 2016.

Annual Cash Incentive
Our annual cash incentive program is a strategic and important element of our total direct compensation program and is key for measuring and rewarding performance in the short term. Annual cash bonuses are intended to reward executives and other staff for consolidated annual performance, individual team results and individual achievements and contributions over the previous fiscal year. In 2017, the Compensation Committee, in conjunction with management and Willis Towers Watson, the Company’s independent compensation consultant, reviewed the bonus pool funding structure. The Compensation Committee determined that certain changes to the structure of the bonus pool funding were warranted in order to more closely align pay with performance throughout the organization and with our shareholders’ interests.
2012-2016 Bonus Pool Funding Model
Historically, the Company employed a formulaic funding mechanism for the funding of a single bonus pool. The Compensation Committee determined that this structure occasionally benefited underwriting teams that had underperformed relative to others. This result was viewed as acceptable while the Company was adding new underwriting lines that necessarily take time to generate their own ROE. As the Company has matured, however, this result was no longer viewed as desirable. Instead, the Compensation Committee determined that bonuses should be correlated to business segment performance, where relevant.
2017 Bonus Pool Funding Model
In 2017, the Compensation Committee created a formulaic mechanism for the funding of four separate bonus pools: one for the Company’s Group Executive Committee and three separate bonus pools for non-executive employees in each of our or insurance segment, reinsurance segment and corporate functions. We continue to use a formulaic bonus pool funding mechanism to initially assess potential bonus funding. Our bonus pool funding allows for a component of our underwriting population’s bonus pool to be funded based on reference to corporate performance in terms of the Company’s overall operating return ROE and business segment performance in terms of return on allocated equity. Beginning in 2017, the weighting of each component for each of our continuing NEOs was adjusted to better align pay with performance. The following table illustrates the weighting of each component for each of our continuing NEOs under our revised and historic bonus pool funding models:

Continuing NEOs	2017 Funding Model		2016 Funding Model
	Corporate Funding	Business Segment Funding	Corporate Funding	Business Segment Funding
Corporate Functions (e.g., Messrs O’Kane and Kirk)	100%	N/A	100%	N/A
Insurance	25%	75%	50%	50%
Reinsurance (e.g., Messrs. Boornazian and Lillelund)	25%	75%	50%	50%

The table below summarizes the performance targets for the bonus pool funding for the continuing NEOs in 2017:

Continuing NEOs	ROE Threshold	Funding at Threshold	ROE Target	Funding at Target
Corporate Functions (e.g., Messrs O’Kane and Kirk)	4.65%	50%	9.3%	100%
Insurance
Segment	4.9%	50%	9.8%	100%
Company	4.65%	50%	9.3%	100%
Reinsurance (e.g., Messrs Boornazian and Lillelund)
Segment	4.65%	50%	9.3%	100%
Company	4.65%	50%	9.3%	100%

While the operating ROE thresholds listed in the table above decreased from those approved in 2016, the Compensation Committee believes that such targets are just as rigorous, if not more so, in light of the continued challenging environment in the insurance and reinsurance industry and that they appropriately incentivize the Company’s employees.
The bonus funding formula provides an initial and objective point for the Compensation Committee’s assessment of overall bonus funding for 2017. Consistent with its approach of assessing performance across all aspects of the business during any given year, the Compensation Committee retains discretion to deviate from the formulaic figure if it does not appropriately reflect performance across the business and, as a result, does not operate in the best interests of the Company’s shareholders.
In reviewing the Company’s bonus pool structure, the Compensation Committee was also mindful that the funds available to be paid as bonuses should be managed to maintain an acceptable proportion of net income available for distribution to the Company’s shareholders. Accordingly, the Compensation Committee also introduced the concept of a variable compensation ratio (the “VCR”) in order to adjust the size of the bonus pools to manage the share of net profits paid as bonuses and maintain an acceptable proportion of net income available for distribution to the Company’s shareholders. As a result of the introduction of the VCR, the Compensation Committee believes the 2017 bonus funding model more closely aligns pay with performance and shareholder value. The Compensation Committee intends to review and potentially adjust the VCR each year in conjunction with setting performance targets.
In light of the introduction of the VCR, which allows the Compensation Committee to adjust the size of the bonus pools to maintain an acceptable proportion of net income available for distribution to the Company’s shareholders, the Compensation Committee eliminated the bonus pool cap in 2017.
Bonus Potential and Actual Award Levels
Once the bonus pool is established, underwriting and functional teams are allocated portions of the bonus pool based on team performance as assessed by the Group Chief Executive Officer, considering both quantitative and qualitative performance and risk data. Each eligible employee is allocated a “bonus potential” which expresses the amount of bonus they should expect to receive if the employee, the Company and, if relevant, the business segment to which they belong perform at target. While individual bonus potentials are not capped, they are allocated based on achievement against individual objectives set in the beginning of each year and evaluated during the annual performance review, as well as qualitative analysis, risk data and cultural and behavioral aspects of performance. Individual objectives may be qualitative and/or quantitative and may include financial goals, enhanced efficiencies and expense reduction, talent development or other strategic initiatives. Individual objectives may change throughout the year to ensure they remain fair, relevant and responsive to the complex and dynamic nature of our business.
We believe basing awards on a variety of factors diversifies the risk associated with any single indicator. In particular, individual awards are not tied to formulas, which we believe could focus executives on specific short-term outcomes that might encourage excessive risk-taking. In addition, the Compensation Committee may adjust awards as it deems appropriate through the exercise of prudent judgment.
Taking into account the Company’s overall performance during 2017, including the results in the insurance and reinsurance segments where relevant, the Compensation Committee approved a bonus pool funding of 0% of target for each of the continuing NEOs in 2017. The following table provides a comparison of bonus potential for each continuing NEO, which is set forth in their respective employment agreement, and actual awards for each of the continuing NEOs:

Continuing NEOs	2017 Bonus Potential at Maximum		2017 Actual Bonus
	% of Base Salary	Value	% of Base Salary	Value	% of Bonus Potential
Christopher O’Kane	175%	$1,412,236	0%	$0	0%
Scott Kirk	100%	$520,660	0%	$0	0%
Thomas Lillelund	135%	$708,750	0%	$0	0%
Brian Boornazian	135%	$826,200	0%	$0	0%
Taking into account progress on our Effectiveness and Efficiency program, which we believe will ultimately generate greater shareholder value, and the need to continue to motivate non-executive employees to work towards achieving our short- and long-term objectives, the Compensation Committee approved a bonus pool funding of 50% of target for each of our insurance segment, reinsurance segment and corporate functions.
Long-Term Equity Incentives
Long-term equity compensation reflects the largest single portion, as well as the most critical component, of the NEOs’ total target direct compensation package (61% in the case of the Group Chief Executive Officer and an overall average of 49% in the case of the other continuing NEOs for 2017). We believe this approach continues to strongly align the interests of our senior executives with those of our shareholders and serves as an effective retention tool.

In order to balance our performance and retention objectives and align our program with the types of programs offered by our peers, the Compensation Committee approved a portfolio approach to delivering equity for 2017. NEOs received 75% of their 2017 long-term equity award in the form of performance shares and the remaining 25% in the form of time-based restricted share units. The mix is weighted such that a greater portion of the NEOs’ long-term equity compensation is performance-based and aligned with our shareholders’ interests. The portion delivered in time-based restricted share units is intended to serve as an ongoing retention tool and a continuing link to shareholders’ interests as the value of the restricted share units increases only when the price of the Company’s ordinary shares increases. The portion delivered in performance shares provides value to the NEOs if the shares are earned over the performance period based on pre-determined financial metrics and the value of the performance shares is also linked to the value of the Company’s ordinary shares.

Performance Shares. The Compensation Committee grants performance shares to our NEOs which are subject to a three-year service vesting period with a separate annual growth in diluted BPVS test for each calendar year during the vesting period. Diluted BVPS is defined as the diluted BVPS (as adjusted to add back ordinary dividends to shareholders’ equity at the end of the relevant year), as calculated in accordance with the accounting policies and definitions adopted for purposes of preparation of the Company’s annual audited financial statements. The Compensation Committee establishes the annual growth in diluted BVPS test taking into account the Company’s business plans, to the extent practicable, at the beginning of each fiscal year.
One-third of the performance share award may be “earned” or “banked” in each calendar year. If performance goals are achieved, the performance shares will vest up to a maximum of 200% of target. At the end of the three-year performance period, participants are paid one ordinary share for each earned performance share subject to the employee’s continued employment.
Notwithstanding the vesting criteria for each given year, if in any given year the shares eligible for vesting are greater than 100% or the portion of such year’s grant and the average diluted BVPS growth over such year and the preceding year is less than the average of the minimum vesting thresholds for such year and the preceding year, then only 100% (and no more) of the shares that are eligible for vesting in such year shall vest. Notwithstanding the foregoing, if in the judgment of the Compensation Committee the main reason for the BVPS metric in the earlier year falling below the minimum threshold is due to the impact of rising interest rates and bond yields, then the Compensation Committee may, in its discretion, disapply the limitation on 100% vesting.
Recipients of performance shares generally will not be entitled to any rights of a holder of ordinary shares, including the right to vote, unless and until their performance shares vest and ordinary shares are issued. Performance share awards are not entitled to dividends before they vest. For information on the performance criteria for the 2015, 2016 and 2017 performance shares, see “— Long-Term Equity Incentives — 2015-2017, 2016-2018 and 2017-2019 Performance Share Cycles” below.
Phantom Shares. In certain instances, the Compensation Committee has granted phantom shares to our NEOs prior to their appointment on the Group Executive Committee. Phantom shares are subject to the same terms as performance shares with the only difference being that they are settled in cash rather than ordinary shares.
Restricted Share Units. As part of our long-term incentive program, the Compensation Committee also grants time-based restricted share units to our NEOs which typically vest in three equal installments over three years subject to continued service with the Company. Participants are paid one ordinary share for each restricted share unit that vests. Recipients of restricted share units generally will not be entitled to any rights of a holder of ordinary shares, including the right to vote, unless and until their restricted share units vest and ordinary shares are issued. Participants are nevertheless entitled to receive dividend equivalents with respect to their restricted share units. Dividend equivalents are denominated in cash and paid in cash if and when the underlying restricted share units vest.
2017 Equity Award Grants
When making 2017 equity award determinations in February 2017, the Compensation Committee considered numerous factors, including:
•cost and annual share usage;
•number of employees who will be participating in the plan;
•market data from competitors;
•individual achievements against objectives; and
•retention and motivation needs for key employees.
The table below provides a summary of the equity awards granted for each continuing NEO in 2017:

Continuing NEOs	Performance (Phantom) Shares		Restricted Share Units
	Target # of Shares Awarded	Grant Date Fair Value	# of Shares Awarded	Grant Date Fair Value
Christopher O’Kane	53,352	$2,523,550	17,784	$892,401
Scott Kirk	16,673	$788,633	5,558	$278,900
Thomas Lillelund	16,673	$788,633	5,558	$278,900
Brian Boornazian	20,007	$946,331	6,669	$334,650

2015-2017, 2016-2018 and 2017-2019 Performance Share Cycles
Consistent with the 2014, 2015 and 2016 performance share grants, the Compensation Committee determined that the annual performance measure for the 2017 performance share grant, which covers the 2017-2019 cycle, will be based on annual growth in diluted BVPS. To ensure that the Company performs consistently over the long term, the maximum number of shares that may be earned with respect to a fiscal year will be limited to the “target” for such fiscal year if the average diluted BVPS growth for such fiscal year and the immediately preceding fiscal year does not exceed the “threshold” average for that same period. However, if the Compensation Committee determines that performance may be due to circumstances outside of management’s control, such as rising interest rates and bond yields, they may in their discretion disregard this limitation and provide for an award above target.
The definition of diluted BVPS growth for purposes of the annual growth in diluted BVPS test for 2017 excludes (i) accumulated other comprehensive income, (ii) all transactional expenses incurred in connection with any transaction which, if consummated, would result in a change of control including, without limitation, the cost of defending against any such transaction and any third-party legal and advisory costs and (iii) the impact of any capital management actions, including share repurchases and special dividends. For a reconciliation of adjusted total shareholders’ equity to total shareholders’ equity for purposes of the diluted BVPS test, please see Appendix A “— Reconciliation of Non-U.S GAAP Financial Measures.” For 2017, the Compensation Committee determined that it was appropriate to exclude accumulated other comprehensive income because management does not have any control over interest rate movements and credit spread movements, each of which can be fairly significant and adversely impact growth in diluted BVPS. Furthermore, the Compensation Committee determined that the other exclusions from the calculation of growth in diluted BVPS were similarly outside the control of management and therefore warranted exclusion from the diluted BVPS test for 2017. The Compensation Committee will continue to review and evaluate the performance measure for our performance share grants in the future.

Based on the growth in diluted BVPS test described above, the awards resulted in a forfeiture of one-third of each of the 2015, 2016 and 2017 performance share awards that are subject to the growth in diluted BVPS test for 2017.
The following tables set out the annual performance tests and the vesting results for the 2015, 2016 and 2017 performance share and phantom share awards:

Performance Level	Vesting Percentage (1)	Adjusted Diluted Book Value Per Share Growth Test
		2015	2016	2017
Threshold (2)	10%	5.6%	4.65%	5.0%
Target	100%	11.1%	9.3%	10.0%
Maximum	200%	22.2%	18.6%	20.0%

Actual Annual Vesting Performance Results (3)		2015	2016	2017
Adjusted Diluted Book Value Per Ordinary Share Growth		10.7%	5.9%	(10.3)%
Performance Share Awards Eligible for Vesting (4)		93.5%	36.1%	0.0%
___________

(1)
Shares earned are determined on a straight line basis between 10% and 100% if growth in diluted BVPS is between threshold and target and between 100% and 200% if growth in diluted BVPS is between target and maximum.

(2)	If the growth in diluted BVPS is less than the threshold for the year, the portion of the performance or phantom shares subject to the vesting conditions will be forfeited.

(3)	Represents annual performance test; percentage to be applied to one-third of the original grant.

(4)
The vesting percentage for the performance shares and phantom shares earned for 2016 performance was previously correctly reported as 34.2%. Due to an administrative error, however, the corresponding number of shares issued reflected a vesting percentage of 36.1%, resulting in an average of 345 additional shares being issued to members of the Group Executive Committee at the time of vesting. Accordingly, the vesting percentage for 2016 and the corresponding shares have been restated in this Proxy Statement to reflect the actual number of shares issued.

 2017 Actual Performance Shares Earned
As illustrated in the table below, one-third of each of the 2015, 2016 and 2017 performance shares and phantom shares subject to 2017 performance testing were forfeited based on the Company’s 2017 annual growth in diluted BVPS test (as described above). The shares earned under the 2015-2017 cycle have been issued and the shares earned under the 2016-2018 and 2017-2019 cycles have been “banked” or “earned” for issuance at the end of the applicable three-year service-vesting period.

Continuing NEO	2015 Performance (Phantom) Shares		2016 Performance (Phantom) Shares	2017 Performance Shares
	# of Shares Earned (2017 Test)	Total # of Shares Earned and Issued (2015-2017 Tests)	# of Shares Earned (2017 Test)	# of Shares Earned (2017 Test)
Christopher O’Kane	0	29,072	0	0
Scott Kirk	0	7,269	0	0
Thomas Lillelund (1)	0	1,213	0	0
Brian Boornazian	0	10,903	0	0
___________

(1)
The awards granted to Mr. Lillelund in 2015 and 2016 represent 2,803, and 2,738 phantom shares, respectively, which he was granted prior to his appointment as Chief Executive Officer of Aspen Insurance on May 18, 2016. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but pay out in cash.

2018 Equity Award Grants
When making 2018 equity award determinations in February 2018, the Compensation Committee considered numerous factors, including the Company’s performance in 2017. Consistent with the Company’s pay-for-performance philosophy, the Compensation Committee reduced the value of the equity award grants to NEOs in February 2018.

Other Executive Benefits and Perquisites
The Company maintains employee benefit programs for our NEOs and other employees. Our NEOs generally participate in our retirement and health and welfare benefits, including medical, dental and vision coverage and life and long-term disability insurance, as applicable, on the same basis as all of the other employees in their local jurisdiction, subject to satisfying any eligibility requirements and applicable local law. In addition, Mr. Boornazian is eligible for supplemental life and disability insurance.
The NEOs that are benefit-eligible in the United States are eligible to participate, on the same basis as all our benefit-eligible U.S.-based employees, in a tax-qualified retirement savings plan that we sponsor in the United States that provides a cost-effective retirement benefit for all benefit-eligible U.S.-based employees. The Company makes profit sharing and matching contributions to the plan on behalf of the employees. In addition, certain of our NEOs are eligible to participate in retirement plans sponsored by us in a non-U.S. jurisdiction on the same basis as other employees in that jurisdiction. For a further discussion of our retirement benefit plans, see “—Retirement Benefits” below.
In addition, the Company adopted the Aspen Insurance U.S. Services Inc. Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”) which is made available to the Company’s senior executives located in the United States to offer them the opportunity to defer compensation in excess of the amount that can be contributed to the Company’s tax-qualified plans. Mr. Boornazian participates in the Nonqualified Deferred Compensation Plan. For a further discussion of the Nonqualified Deferred Compensation Plan, see “— 2017 Nonqualified Deferred Compensation” below.
We do not have a formal perquisite policy although the Compensation Committee periodically reviews perquisites for our NEOs. However, there are certain specific perquisites and benefits which the Company has agreed to compensate particular executives based on their specific situations. For example, club membership is provided to the U.S.-based NEOs to enable them to establish social networks with clients and executives in our industry in furtherance of our business.
For more information regarding the benefits and perquisites for the NEOs, please see “— Executive Compensation — 2017 Summary Compensation Table” and the accompanying footnotes below.
Executive Compensation Governance and Process
Role of the Independent Compensation Committee
The Compensation Committee is responsible for establishing and implementing the Company’s compensation philosophy and determining compensation for the Company’s senior leadership. In the case of the Group Chief Executive Officer, the Chair of the Board assesses his performance against the Company’s business plans and other objectives established by the Board and makes compensation recommendations to the Compensation Committee. The Compensation Committee reviews management’s recommendations but specifically approves awards for senior executives, including the NEOs. The Compensation Committee consists solely of independent directors.
Compensation Consultants and the Role of the Independent Compensation Consultant
The Compensation Committee renewed its appointment of Willis Towers Watson as its executive compensation consultant for 2017 to provide (i) input on the Compensation Discussion and Analysis, (ii) benchmarking analysis in respect of the Group Chief Executive Officer, Chair of the Board and non-executive director compensation, (iii) realizable pay and performance study for the Group Chief Executive Officer, (iv) input on peer group filings and establishment of a peer group for compensation benchmarking purposes, (v) a review of the competitive market for executive positions, (vi) a review of the Company’s goal setting and metrics calibration process and (vii) input on performance-based program design changes including performance targets for the annual and long-term incentive plans.
The Company paid approximately $284,276 in executive compensation consulting-related fees to Willis Towers Watson in 2017. The Company also paid Willis Towers Watson Software, which became an affiliate of Willis Towers Watson after the predecessor software company was purchased by Willis Towers Watson in January 2011, approximately $573,492 for capital modeling software and related services in 2017. The Company previously purchased software and services from such predecessor company of Willis Towers Watson and, in light of such legacy software systems, the Compensation Committee did not recommend or approve such software and services purchased. In addition, Willis Group Holdings, Ltd. is a wholly owned subsidiary of Willis Towers Watson which acted as a broker or agent with respect to 13.1% of the Company’s gross written premiums written in 2017.
The Compensation Committee assessed the independence of Willis Towers Watson pursuant to the SEC rules and the NYSE listing standards and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Compensation Committee. The Compensation Committee, among other things, reviewed and was satisfied with Willis Towers Watson’s policies and procedures to prevent or mitigate conflicts of interest. They also reviewed and were satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Willis Towers Watson supporting the Compensation Committee. Finally, the Compensation Committee considered other factors relevant to Willis Towers Watson’s independence from management, including the factors set forth in the NYSE listing standards. The Compensation Committee considers the independence factors in the NYSE listing standards before receiving advice from any other compensation advisor.

Role of the Group Chief Executive Officer and the Human Resources Department
While the Compensation Committee has the sole authority with regard to compensation decisions for the NEOs, our Group Chief Executive Officer and members of our Human Resources Department also participate in this process. The Group Chief Executive Officer does not participate in the Compensation Committee’s decisions with regard to his own compensation. At the Compensation Committee’s request, the Group Chief Executive Officer presents individual pay recommendations to the Compensation Committee for the other NEOs and executives under the Compensation Committee’s purview. The recommendations are based on an assessment of individual contributions to the Company’s financial performance, team performance, as applicable, the achievement of specified individual objectives, as well as competitive pay data, risk and other factors. The Group Chief Executive Officer’s recommendations are one of the factors considered by the Compensation Committee in making its determinations.
Frequency Say-on-Pay Vote

Consistent with the preference expressed by our shareholders at our 2013 annual general meeting of shareholders, the Board decided that the Company will include an advisory vote to approve our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2019 annual general meeting of shareholders.
Share Ownership Guidelines and Policies
The Compensation Committee believes share ownership guidelines are a key vehicle for aligning the interests of management and the Company’s shareholders. Moreover, a meaningful direct ownership stake by our executive officers demonstrates to our investors a strong commitment to the Company’s success. The share ownership guidelines for the Group Chief Executive Officer require him to own ordinary shares of the Company valued at five times his base salary within five years of the approval of the guidelines (or, for any future Group Chief Executive Officer, within five years of becoming subject to the guidelines). Shares and equity awards issued or granted to the Group Chief Executive Officer by the Company prior to the approval of the guidelines are not taken into account for purposes of the guidelines.
The share ownership guidelines for members of the Group Executive Committee, including the NEOs other than the Group Chief Executive Officer, provide that the Group Chief Financial Officer, the Group Chief Risk Officer, the Chief Executive Officer of Aspen Insurance, the Chief Executive Officer of Aspen Re and the Chairman of Aspen Re should seek to own Company ordinary shares valued at three times their base salary within approximately five years of the approval of the guidelines, inclusive of all previous ordinary shares outstanding and granted restricted share units. All other members of the Group Executive Committee should seek to own Company ordinary shares valued at two and one-half times their base salary within approximately five years of the approval of the guidelines, inclusive of all previous ordinary shares outstanding and restricted share units.
The share ownership policies are intended to work in conjunction with the Company’s “Insider Trading and Misuse of Inside Information Policy” which applies to all of the Company’s employees, officers and directors and which prohibits, among other things, “hedging” transactions designed to limit or eliminate economic risks from owning the Company’s ordinary shares, such as buying or selling puts or calls, pledging of shares, short sales and trading of Company ordinary shares on a short-term basis, and pledging of shares as collateral for a loan or other extension of credit.
Clawback and Malus Policies
In order to better align executives’ long-term interests with those of the Company, the Compensation Committee adopted a clawback policy in 2010 that applies to bonus and long-term incentive awards granted to executive officers, including the NEOs. In October 2016, the Compensation Committee agreed to extend the clawback policy to all of the Company’s employees. Under the Company’s clawback policy, in circumstances where there is a subsequent and material negative restatement of the Company’s published financial results due to fraud, the Company will seek to recover any performance-based compensation from employees involved in such fraudulent activity for the periods subject to material negative restatement.
On July 1, 2015, the SEC issued proposed clawback rules which, if implemented, would require listed companies to adopt a clawback policy with certain requirements. The Compensation Committee continues its review of additional clawback practices and expects to revise the Company’s clawback policy in accordance with final clawback rules following adoption by the SEC.
In October 2016, the Compensation Committee adopted a malus policy for all of the Company’s employees. Under the malus policy, all variable remuneration awards, including annual bonus awards and long-term incentive awards, are conditional upon a sustainable and risk-adjusted performance. Such variable remuneration awards made to individual employees are therefore capable of forfeiture or reduction at the Company’s discretion in circumstances of malus. Any adjustment to an employee’s long-term incentive awards as a result of malus will be determined by the Compensation Committee (in consultation with the Company’s relevant U.K. subsidiary for Solvency II purposes) in accordance with its powers under the relevant long-term incentive award plan or, in the case of annual bonus awards, by the Compensation Committee (in consultation with the Company’s relevant U.K. subsidiary for Solvency II purposes), the employee’s manager or senior management approving any proposed bonus.

Employment-Related Agreements
Employment Agreements. We have entered into service agreements or employment agreements (“Employment Agreements”) with each of our NEOs. The Employment Agreements generally provide for base salary, discretionary annual cash bonus, participation in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including the NEO’s applicable pension scheme or employer-sponsored retirement plans, health and welfare benefits. In the case of Mr. Lillelund, his Employment Agreement likewise provides tax equalization payments to put him in the equivalent hypothetical tax position as if he had remained working in Singapore, as well as housing allowance and tuition assistance for his family. In the case of Mr. Boornazian, his Employment Agreement also provides for supplemental life and disability benefits. In addition, the Employment Agreements for our NEOs contain non-competition and non-solicitation restrictions, generally for a period of one year following termination, and provisions relating to confidentiality and the reimbursement of expenses.
The Employment Agreements are generally terminable upon death or disability of the employee or by either party upon 12 months’ notice (90 days’ notice in the case of Mr. Boornazian). In lieu of the notice period, in the case of Messrs. O’Kane, Kirk, Lillelund and Postlewhite, we may elect to place the employee on “garden leave” which means that we release the employee from his duties but continue to compensate him for the remaining notice period. The Employment Agreements also provide that we may terminate the NEO’s employment immediately for cause and the NEO may terminate his employment immediately for good reason. In the event the NEO’s employment is terminated by the Company without cause or by the employee for good reason (each as defined in the Employee Agreements and, collectively, an “Involuntary Termination”), the Employment Agreements provide for certain separation payments generally equal to 12 months salary plus the lesser of the (i) employee’s target bonus or (ii) the average bonus amount actually earned in each of the last three fiscal years. The Employment Agreements also provide for the continuation of certain benefits and certain other payments. Additional information regarding each NEO’s Employment Agreements is set forth under “— Potential Payments Upon Termination or Change of Control.”
Change of Control Employment Agreements. We have also entered into Change of Control Employments Agreements (the “Change of Control Agreements”) with each NEO (which are an addendum to the NEOs’ Employment Agreements) which provides for certain severance payments in the event the NEO is terminated from the Company without cause or by the employee for good reason within two years following a Change of Control (as defined in the Change of Control Agreements). The Compensation Committee believes that agreeing to provide reasonable change of control severance benefits is common among peer companies and is essential to recruiting and retaining key executives. Such provisions help us to attract and retain an appropriate caliber of talent and allow our executives to remain focused on our business without undue personal concern in the event their position is eliminated or significantly altered in connection with a corporate transaction. Accordingly, we provide the opportunity for our NEOs to be protected under the severance and change of control provisions contained in their change of control employment agreements.
In February 2018, following a review conducted during 2017 of the market competitiveness of our NEOs’ Change of Control Agreements by our independent compensation consultants, the Compensation Committee agreed to increase the cash severance payable to Messrs. O’Kane and Kirk in connection with a termination without “cause” or for “good reason,” in each case prior to or within two years following a Change in Control of the Company, to bring them in line with the median severance multiple for their respective roles. In particular, the Change of Control Agreement for Mr. O’Kane was amended to increase the cash severance payable to him in connection with such a qualifying termination from two times the sum of the highest salary during the term of the agreement and the average bonus actually earned during the three years immediately prior to the year of termination to three times such sum. The Change of Control Agreement for Mr. Kirk was amended to increase the cash severance payable to him in connection with such a qualifying termination from one and a half times the sum of the highest salary during the term of the agreement and the average bonus actually earned during the three years immediately prior to the year of termination to two times such sum. Each of Messrs. O’Kane and Kirk signed the amendment to their respective Change of Control Agreement on March 15, 2018. The Change of Control Agreements for Messrs. Boornazian and Lillelund were not amended as their severance multiple was already in line with the median in the market for their respective roles. Additional information regarding payments each continuing NEO could receive under their respective Change of Control Agreement is set forth further below in “— Potential Payments Upon Termination or Change of Control.”
Tax Considerations
As a Bermuda-domiciled company, we do not receive a U.S. tax deduction for compensation paid to employees of the Company and, accordingly, the limitations of Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) do not impact compensation paid to our NEOs who are employees of non-U.S. companies (Messrs. O’Kane, Kirk, Lillelund, Postlewhite and Thornton). However, in the case of Mr. Boornazian, an NEO who is an employee of a subsidiary that is organized in the United States, Section 162(m) generally limited the deductibility of his compensation to $1 million but contained an exception for compensation which qualified as “performance-based” compensation. The U.S. Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the “performance-based” compensation exception under Section 162(m) for taxable years beginning after December 31, 2017 and expanded the group of employees covered by the limitation. Accordingly, we will no longer be able to structure executive compensation paid to certain executive officers who are employees of subsidiaries that are organized in the United States in excess of $1 million to qualify as “performance-based” compensation under Section 162(m) in order to preserve the tax deductibility of that compensation (unless the compensation is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after November 2, 2017). Rather, beginning in 2018, compensation paid to certain executive officers who are employees of subsidiaries that are organized in the United States in excess of $1 million will generally not be deductible. We believe that deductibility of executive compensation is an important consideration in structuring our executive compensation program but we reserve the right to pay compensation and/or approve executive compensation arrangements that are not fully tax deductible if we believe that doing so is in the best interests of the Company and our stockholders. The Compensation Committee intends to consider the impact of the enactment of the U.S. Tax Cuts and Jobs Act on the design of the Company’s executive compensation programs and practices.
Solvency II Remuneration Requirements
Effective January 1, 2016, the remuneration requirements set out in Article 275 of the European Commission Delegated Regulation 2015/35 (“Article 275”) came into effect for our U.K. operating subsidiaries. Article 275 requires our U.K. operating subsidiaries to identify a group of individuals that have a material impact on the risk profile of our U.K. operating subsidiaries (the “Covered Employees”) on a regular basis and to apply a number of specific remunerations arrangements to those Covered Employees. In accordance with guidance issued by the Prudential Regulation Authority regarding Article 275, Covered Employees are required to have an appropriate balance of fixed and variable compensation and must have a minimum of 40% of variable compensation deferred for a minimum period of three years. As of the date of this Proxy Statement, Messrs. Kirk and Lillelund are Covered Employees and their compensation arrangements comply with the requirements of Article 275.
Vote Recommendation
As illustrated in this Proxy Statement, the NEOs received no bonus payments and significantly reduced total compensation in 2017 as a result of the Company’s performance, demonstrating that the Company’s compensation programs are highly aligned with the performance of the Company. In addition, the Company’s compensation programs align the interests of our executives with those of our shareholders and strive to deliver long-term value creation. Based on the above, we recommend shareholders vote “FOR” approving our Say-On-Pay Vote proposal on our executive compensation program.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or earned for services in all capacities to each of our NEOs for the years ended December 31, 2017, 2016 and 2015:
2017 Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Share Awards ($)(4)	All Other Compensation ($)	Total ($)

Christopher O’Kane,	2017	806,992	—	3,415,951	161,398	4,384,341
Group Chief Executive Officer (5)	2016	832,727	960,000	3,343,338	166,808	5,302,873
	2015	943,107	923,103	3,545,931	188,923	5,601,064

Scott Kirk,	2017	504,385	—	1,067,533	58,869	1,630,787
Group Chief Financial Officer (6)	2016	470,085	282,051	1,010,405	38,887	1,801,428
	2015	532,894	302,253	886,432	59,061	1,780,640

Thomas Lillelund,	2017	525,000	—	1,067,533	1,412,149	3,004,682
Chief Executive Officer of Aspen Re (7)	2016	446,536	1,044,365	825,353	1,487,284	3,803,538
	2015	—	—	—	—	—

Brian Boornazian,	2017	612,000	—	1,280,981	93,306	1,986,287
Chairman of Aspen Re (8)	2016	612,000	495,720	1,152,365	88,099	2,348,184
	2015	609,081	826,000	1,329,689	79,512	2,844,282

Stephen Postlewhite,	2017	528,781	—	1,494,528	71,776	2,095,085
Former Chief Executive Officer of Aspen Insurance (9)	2016	490,232	514,743	2,109,483	58,827	3,173,285
	2015	559,734	1,007,510	1,551,317	64,458	3,183,019

Richard Thornton	2017	440,880	—	640,539	1,139,368	2,220,787
Former Group Chief Operating Officer (10)	2016	—	—	—	—	—
	2015	—	—	—	—	—
___________

(1)
Unless otherwise indicated, compensation payments paid in British Pounds have been converted into U.S. Dollars at the average exchange rate of $1.3016 to £1, $1.3431 to £1 and $1.5335 to £1 for 2017, 2016 and 2015, respectively. As a result of his international assignment to the United Kingdom, the Company agreed to pay 30% of Mr. Lillelund’s base salary in British Pounds and the remaining 70% of his base salary in U.S. Dollars. The portion of Mr. Lillelund’s base salary paid in British Pounds was converted from U.S. Dollars at a fixed exchange rate of £0.7667 to $1 (i.e., the exchange rate on September 30, 2016). In accordance with SEC regulations, only compensation information for any fiscal year in which an individual was an NEO is reported in the Summary Compensation Table.

(2)	Salaries represent earned salaries for the applicable fiscal year.

(3)
Bonus amounts represent the cash amounts earned with respect to the applicable fiscal year and are typically paid in the first quarter following the end of each fiscal year. For a description of our bonus plan, see “— Compensation Discussion and Analysis — Elements of Compensation — Bonus Potential and Actual Award Levels” above.

(4)
Consists of granted performance shares, phantom shares and restricted share units. Valuation is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $47.30 for the performance shares and phantom shares granted to the NEOs on February 10, 2017 and $50.18 for the restricted share units granted to the NEOs on February 10, 2017.

Assuming the highest level of performance conditions are met, the potential maximum value for the 2017 performance share awards would equate to $5,047,099, $1,577,266, $1,577,266, $1,892,662, $2,208,153, and $946,378 for Messrs. O’Kane, Kirk, Lillelund, Boornazian, Postlewhite, and Thornton respectively. Mr Thornton forfeited these performance share awards upon his departure on December 8, 2017. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. As a result, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown in this Proxy Statement. Please refer to Note 17 of our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 22, 2018, for the assumptions made with respect to these awards.

(5)
Mr. O’Kane’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2017, this consists of cash payments of $161,398 in lieu of the Company’s contribution to the Aspen U.K. Pension Plan on his behalf as Mr. O’Kane opted out of the Aspen U.K. Pension Plan due to lifetime allowance limits. See “— Retirement Benefits” below for additional information. Mr. O’Kane’s base salary did not change in 2017 but is shown as a decrease in the table above due to the continued strengthening of the U.S. Dollar compared to the British Pound in 2017.

(6)
Mr. Kirk’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2017, this consists of cash payments of $58,869 in lieu of certain of the Company’s contributions to the Aspen U.K. Pension Plan on his behalf due to the annual allowance limits. See “— Retirement Benefits” below for additional information.

(7)
Mr. Lillelund is formally domiciled in Singapore where he was previously employed by the Company as Managing Director of Asia-Pacific of Aspen Re prior to his appointment to the position of Chief Executive Officer of Aspen Re on May 18, 2016. Mr. Lillelund is a Danish national who was originally subject to certain expatriate arrangements in Singapore with his former employer. In order to recruit Mr. Lillelund, the Company agreed to maintain those tax arrangements in place and, as a result, was liable to pay income taxes on behalf of Mr. Lillelund in his former role as Managing Director of Asia-Pacific of Aspen Re. In connection with his promotion, the Company and Mr. Lillelund agreed to the terms of a three-year international assignment from Singapore to the United Kingdom. The Company did not believe it was appropriate to maintain such tax arrangements for Mr. Lillelund in his role as Chief Executive Officer of Aspen Re. Accordingly, the Company agreed to “tax equalize” Mr. Lillelund following his promotion such that he is subject to the equivalent hypothetical taxes had he remained in Singapore. The Company believes this tax equalization arrangement is cost-effective and consistent with market practice for internationally mobile executives.

Mr. Lillelund’s contractual base salary is denominated in U.S. Dollars but, as a result of his international assignment to the United Kingdom, the Company agreed to pay 30% of Mr. Lillelund’s base salary in British Pounds and the remaining 70% of his base salary in U.S. Dollars. For more information on Mr. Lillelund’s salary, see footnote 1 above. With respect to “All Other Compensation” in 2017, this consists of (i) $1,129,013 in respect of tax equalization payments on behalf of Mr. Lillelund in connection with his international assignment to the United Kingdom, (ii) housing costs of $123,121 on behalf of Mr. Lillelund, (ii) $24,379 in respect of home leave costs, (iv) the Company’s contribution to the Aspen U.K. Pension Plan on behalf of Mr. Lillelund in an amount of $51,405, (v) school fees of $70,281 for his family, (vi) additional premium paid of $10,696 for international medical insurance and (vii) club membership fees of $3,254.

(8)
Mr. Boornazian’s compensation was paid in U.S. Dollars. With respect to “All Other Compensation” in 2017, this consists of (i) the Company’s contribution to the Nonqualified Deferred Compensation Plan of $20,520 (see “— 2017 Nonqualified Deferred Compensation” below for additional information regarding the Nonqualified Deferred Compensation Plan), (ii) a profit sharing and matching contribution to the Aspen Insurance US Services, Inc. 401(k) Plan (the “401(k) Plan”) on Mr. Boornazian’s behalf in an amount of $26,500 (see “— Retirement Benefits” below for additional information regarding the 401(k) Plan), (iii) additional premium paid of $23,538 for additional disability benefits and $14,992 for additional life insurance and (iv) club membership fees of $7,756.

(9)
Mr. Postlewhite ceased acting as Chief Executive Officer of Aspen Insurance effective January 26, 2018. Mr. Postlewhite’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2017, this consists of (i) club membership fee of $390 and (ii) cash payments of $71,386 in lieu of certain of the Company’s contributions to the Aspen U.K. Pension Plan on his behalf due to the annual allowance limits. See “— Retirement Benefits” below for additional information.

(10)
Mr. Thornton’s employment with the Company ended on December 8, 2017. Mr Thornton’s compensation was paid in British Pounds. With respect to “All Other Compensation” in 2017, this consists of (i) a cash payment in the amount of $902,637 in connection with his departure from the Company which represents the sum of his annual bonus award in respect of the 2017 performance year, 100% of his base salary and the average of his bonus awards in respect of the 2015 and 2016 performance years, (ii) a cash payment in the amount of $179,060 in lieu of Mr Thornton’s banked 2015 performance shares, which were settled in cash based on the closing price as of his departure date and (iii) cash payments of $57,671 in lieu of certain of the Company’s contributions to the Aspen U.K. Pension Plan on his behalf due to the annual allowance limits.

2017 Grants of Plan-Based Awards
On April 24, 2013, shareholders approved our 2013 Share Incentive Plan (the “2013 Share Incentive Plan”) to aid us in recruiting and retaining key employees and to motivate such employees. The 2013 Share Incentive Plan provides for the grant to selected employees of share options, share appreciation rights, restricted shares and other share-based awards. The total number of ordinary shares that may be issued under the 2013 Share Incentive Plan is 2,845,683. The following table sets forth information concerning awards granted to each of the NEOs during the twelve months ended December 31, 2017:

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares or Units (3) (#)	Grant Date Fair Value of Share Awards (4) ($)
			Threshold (#)	Target (#)	Maximum(2) (#)
Christopher O’Kane	02/10/2017	02/08/2017	0	53,352	106,704		2,523,550
	02/10/2017	02/08/2017				17,784	892,401
Scott Kirk	02/10/2017	02/08/2017	0	16,673	33,346		788,633
	02/10/2017	02/08/2017				5,558	278,900
Thomas Lillelund	02/10/2017	02/08/2017	0	16,673	33,346		788,633
	02/10/2017	02/08/2017				5,558	278,900
Brian Boornazian	02/10/2017	02/08/2017	0	20,007	40,014		946,331
	02/10/2017	02/08/2017				6,669	334,650
Stephen Postlewhite	02/10/2017	02/08/2017	0	23,342	46,684		1,104,077
	02/10/2017	02/08/2017				7,781	390,451
Richard Thornton (4)	02/10/2017	02/08/2017	0	10,004	20,008		473,189
	02/10/2017	02/08/2017				3,335	167,350
 ______

(1)
Under the terms of the 2017 performance share awards, one-third of the grant is eligible for vesting (or “banked”) each year based on growth in diluted BVPS (as adjusted to add back ordinary dividends to shareholders’ equity at the end of the relevant year). All shares eligible for vesting will vest and be issued following the completion of a three-year period. For a more detailed description of our performance share awards granted in 2017, including the vesting conditions, please refer to “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives” above.

(2)
Amounts represent 200% vesting for the entire grant, notwithstanding that one-third of the performance share award was forfeited based on our annual growth in diluted BVPS test for 2017 as discussed above under “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives.”

(3)
Valuation is based on the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions, which is $47.30 for the performance shares granted to our NEOs on February 10, 2017 and $50.18 for the restricted share units granted to our NEOs on February 10, 2017. Please refer to Note 17 of our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 22, 2018, for the assumptions made with respect to these awards. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. As a result, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amounts shown in this Proxy Statement.

(4)
In connection with Mr. Thornton’s departure from the Company on December 8, 2017, Mr Thornton forfeited all of the performance shares and restricted share units granted to Mr. Thornton in 2017 and reported in the table above. For additional information regarding the treatment of Mr. Thornton’s outstanding equity awards in connection with his departure from the Company, please refer to “— Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards
The following table sets forth information concerning outstanding share awards held by the NEOs as of December 31, 2017:

	Share Awards
Name	Year of Grant	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Christopher O’Kane	2015	36,549	(2)	1,483,889	—		—
	2016	27,390	(3)	1,112,034	2,191	(4)	88,955
	2017	17,784	(5)	722,030	3,557	(6)	144,414
Scott Kirk	2015	9,138	(2)	371,003	—		—
	2016	8,350	(3)	339,010	657	(4)	26,674
	2017	5,558	(5)	225,655	1,112	(6)	45,147
Thomas Lillelund	2015	2,147	(2)	87,168	—		—
	2016	13,109	(3)	532,225	91	(4)	3,695
	2017	5,558	(5)	225,655	1,112	(6)	45,147
Brian Boornazian	2015	13,707	(2)	556,504	—		—
	2016	8,442	(3)	342,745	821	(4)	33,333
	2017	6,669	(5)	270,761	1,334	(6)	54,160
Stephen Postlewhite	2015	15,991	(2)	649,235	—		—
	2016	22,265	(3)	903,959	958	(4)	38,895
	2017	7,781	(5)	315,909	1,556	(6)	63,174
Richard Thornton	2015	3,552	(2)	144,211	—		—
	2016	1,186	(3)	48,152	—	(4)	—
	2017	—	(5)	—	—	(6)	—

___________

(1)	Calculated based upon the closing price of $40.60 per ordinary share on December 29, 2017 as reported by the NYSE.
(2) The figure represents (i) 93.5% vesting in respect of one-third of the grant based on the achievement of 10.7% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2015, (ii) 36.1% vesting in respect of one-third of the grant based on the achievement of 5.9% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2016, and (iii) forfeiture of one-third of the grant based on a 10.3% diluted BVPS decrease after adding back ordinary dividends to shareholders’ equity at the end of 2017. The figure also includes restricted share units granted on March 5, 2015 which had not vested as at December 31, 2017, the final tranche which vested on March 5, 2018. Mr. Lillelund was not granted any performance shares in 2015 but was granted phantom shares. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but are paid out in cash. For additional information regarding the treatment of Mr. Thornton’s performance shares in connection with his departure from the Company, please see “—Potential Payments Upon Termination or Change in Control” below.

	2015 Performance (Phantom) Shares Earned Based on 2015, 2016 and 2017 Performance	2015 Unvested Restricted Share Units
Christopher O’Kane	29,072	7,477
Scott Kirk	7,269	1,869
Thomas Lillelund	1,213	934
Brian Boornazian	10,903	2,804
Stephen Postlewhite	12,720	3,271
Richard Thornton	3,552	0
For more information on the terms of the 2015 performance share awards, please see “ — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — 2017-2019, 2016-2018 and 2015-2017 Performance Share Cycles” above.

(3)
The figure represents (i) 36.1% vesting in respect of one-third of the grant based on the achievement of 5.9% diluted BVPS growth after adding back ordinary dividends to shareholders’ equity at the end of 2016 and (ii) forfeiture of one-third of the grant based on a 10.3% diluted BVPS decrease after adding back ordinary dividends to shareholders’ equity at the end of 2017. Mr. Lillelund was not granted any performance shares in 2016 but was granted phantom shares. The phantom shares are earned based on achievement of the same goals that apply to the performance shares but are paid out in cash. In the case of Messrs. O’Kane and Kirk, the restricted share units granted on February 8, 2016 include the restricted share units granted as part of their annual bonus in respect of 2015. In addition, in the case of Messrs. Lillelund and Postlewhite, the figure also includes unvested restricted share units granted on July 27, 2016, of which the remaining tranches are scheduled to vest in two additional one-third increments on July 28, 2018 and 2019. For additional information regarding the treatment of Mr. Thornton’s performance shares in connection with his departure from the Company, please see “— Potential Payments Upon Termination or Change in Control” below.

	Portion of 2016 Performance (Phantom) Shares Earned Based on 2016 and 2017 Performance	2016 Unvested Restricted Share Units
Christopher O’Kane	7,909	19,481
Scott Kirk	2,373	5,977
Thomas Lillelund	330	12,779
Brian Boornazian	2,966	5,476
Stephen Postlewhite	3,460	18,805
Richard Thornton	1,186	0
For more information on the terms of the 2016 performance shares, please see “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — 2017-2019, 2016-2018 and 2015-2017 Performance Share Cycles” above.

(4)
As a result of our below-threshold performance for the 2017 performance period, in accordance with SEC rules, the number of unearned 2016 performance shares are reported assuming a vesting of the threshold number of performance shares (10% of target) that may be earned for the remaining one-third of the grant.

(5)
The figure reflects the forfeiture of one-third of the performance share grant based on a 10.3% diluted BVPS decrease after adding back ordinary dividends to shareholders’ equity at the end of 2017. The figure also includes unvested restricted share units granted on February 10, 2017 which are scheduled to vest in one-third increments on February 10, 2018, 2019 and 2020.

	Portion of 2017 Performance (Phantom) Shares Earned Based on 2017 Performance	2017 Unvested Restricted Share Units
Christopher O’Kane	0	17,784
Scott Kirk	0	5,558
Thomas Lillelund	0	5,558
Brian Boornazian	0	6,669
Stephen Postlewhite	0	7,781
Richard Thornton	0	0
For more information on the terms of the 2017 performance share awards, please see “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — 2017-2019, 2016-2018 and 2015-2017 Performance Share Cycles” above.

(6)
As a result of our below-threshold performance for the 2017 performance period, in accordance with SEC rules, the number of unearned 2017 performance shares are reported assuming a vesting of the threshold number of performance shares (10% of target) that may be earned for the remaining two-thirds of the grant.

Shares Vested During 2017
The following table summarizes share issuances to our NEOs during the twelve months ended December 31, 2017 (excluding any shares purchased under our employee share purchase plans). None of the NEOs exercised share options during the twelve months ended December 31, 2017.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Christopher O’Kane	92,304	5,154,074
Scott Kirk	11,430	640,160
Thomas Lillelund (2) (3)	10,400	566,871
Brian Boornazian	31,823	1,776,617
Stephen Postlewhite (3)	26,753	1,446,973
Richard Thornton (2)	6,747	374,895
__________

(1)	The amounts reflect the amount vested (gross of tax).
In respect of Messrs. O’Kane, Kirk, Boornazian, Postlewhite and Thornton value realized represents their 2014 performance shares which vested on February 22, 2017, the date we filed our annual report on Form 10-K for the fiscal year ended December 31, 2016. The market value was calculated based on the closing price of $56.25 per ordinary share on February 22, 2017 as reported by the NYSE. This also includes one-third of the restricted share units granted on April 25, 2014, one-third of the restricted share units granted on March 5, 2015 and one-third of the restricted share units granted on February 8, 2016, each of which vest on an annual basis on the anniversary of the grant date. The closing price on February 8, 2017, March 5, 2017 and April 25, 2017 was $56.45, $56.35 and $51.50, respectively, per ordinary share as reported by the NYSE.

(2)
In respect of Messrs. Lillelund and Thornton, the figures above include their 2014 phantom shares which followed the same testing and vesting conditions as the 2014 performance shares described in the footnote above except that they settled in cash rather than shares.

(3)
In respect of Messrs. Lillelund and Postlewhite, the figures above also include one-third of the restricted share units granted to them on July 27, 2016 in connection with their appointment as Chief Executive Officer of Aspen Re and Chief Executive Officer of Aspen Insurance, respectively. The closing price on July 27, 2017 was $48.00 per ordinary share as reported by the NYSE.

2017 Nonqualified Deferred Compensation
The following table shows the nonqualified deferred compensation benefits accrued in respect of Mr. Boornazian as at December 31, 2017:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings/(Loss) in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Brian Boornazian	—	20,520	—	—	82,560
__________

(1)
The amount in this column represents the Company’s contributions made in 2018 in respect of 2017 service and are also reported in the “All Other Compensation” column of the 2017 Summary Compensation Table above.

(2)
Represents capital gains (losses) and dividends on and earnings (losses) from the investments made in one or more investment alternatives selected by the NEO. These amounts do not represent above-market or preferential earnings and, accordingly, are not reported in the 2017 Summary Compensation Table above.

(3)	The amount in this column that was previously reported as compensation to Mr. Boornazian in the Summary Compensation Table for previous years is $51,220.
In addition to the 401(k) Plan operated in the U.S., Aspen U.S. operates the Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan was adopted in 2014 to provide the Company’s senior executives located in the United States, including Mr. Boornazian, with supplemental retirement benefits and to assist the Company in retaining senior U.S.-based executives. Mr. Boornazian began participating in the Nonqualified Deferred Compensation Plan in March 2015.
Employer contributions to the Nonqualified Deferred Compensation Plan are determined each year by the Compensation Committee. Employer contributions made may consist of matching contributions, profit sharing contributions, and other discretionary contributions as determined by the Compensation Committee. Matching contributions and profit sharing contributions are made in order to equal the full amount of contributions that would have been made under the 401(k) Plan, assuming the maximum amount of elective deferral contributions permitted were contributed, where the actual amount of matching contributions and profit sharing contributions made were less than that maximum amount due to U.S. Internal Revenue Code limitations. Employer contributions are subject to three-year cliff vesting.
Pursuant to the Nonqualified Deferred Compensation Plan, participating NEOs are provided with a choice of investment options with varying degrees of risk. The amounts shown in the “Aggregate Earnings/(Loss)” column represents the amount of investment earnings or losses realized by Mr. Boornazian under the Nonqualified Deferred Compensation Plan during 2017.
Chief Executive Officer Pay Ratio
The annual total compensation of our Group Chief Executive Officer in 2017 was $4,384,341 as reflected under “— Executive Compensation — 2017 Summary Compensation Table” above. We estimate that the median of the annual total direct compensation of all our employees, excluding our Group Chief Executive Officer, was $112,670 for 2017. As a result, we estimate that the total annual direct compensation of our Group Chief Executive Officer was approximately 39 times that of the median annual total direct compensation of all our other employees.
Our Group Chief Executive Officer to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the following pay elements for all employees, excluding the Group Chief Executive Officer, who were employed by us on December 31, 2017:
•base salary,
•annual incentive compensation,
•grant date fair value of equity awards and
•employer pension contributions and cash in lieu of pension
We included all employees, whether employed on a full-time, part-time or seasonal basis, and annualized the compensation for full-time and part-time employees that were not employed by us for all of 2017. We did not make any assumptions, adjustments or estimates to identify the median employee. Compensation paid in currencies other than U.S. Dollars was converted into U.S. Dollars using the exchange rate sourced by a third party provider as at December 31, 2017. After identifying the median employee, we calculated the annual total direct compensation for such employee using the same methodology used for our Group Chief Executive Officer as reflected under “— Executive Compensation 2017 — 2017 Summary Compensation Table” above.
Retirement Benefits
Generally, our NEOs participate in our retirement benefits on the same basis as all other employees in their local jurisdiction, subject to satisfying any eligibility requirements and applicable local law. We do not have a defined benefit plan.
United Kingdom.  We have a defined contribution plan the Aspen U.K. Pension Plan in the United Kingdom which was established in 2005 for our U.K. employees. All employees are eligible to participate in the Aspen U.K. Pension Plan in accordance with the auto enrollment legislation introduced in the United Kingdom. Messrs. O’Kane, Kirk, Lillelund and Postlewhite were eligible to participate in the Aspen U.K. Pension Plan during 2017. Under the rules of the Aspen U.K. Pension Plan, participating employees are required to contribute a minimum of 3% of their base salary into the plan. This contribution can be made via a base salary sacrifice arrangement. As illustrated in the table below, employer contributions to the Aspen U.K. Pension Plan are a percentage of base salary based on the age of the employee.

Employee Contribution Percentage of Base Salary	Age of Employee	Company Contribution Percentage of Employee’s Base Salary
3%	18 - 19	5%
3%	20 - 24	7%
3%	25 - 29	8%
3%	30 - 34	9.5%
3%	35 - 39	10.5%
3%	40 - 44	12%
3%	45 - 49	13.5%
3%	50 - 54	14.5%
3%	55 plus	15.5%

The employee and employer contributions are paid to individual investment accounts set up in the name of the employee. Employees may choose from a selection of investment funds although the day-to-day management of the investments is undertaken by professional investment managers.
All U.K. employees who have been members of the Aspen U.K. Pension Plan since prior to May 1, 2012 or who have joined the Company prior to this date but have opted out of the Aspen U.K. Pension Plan (as is the case for Messrs. O’Kane, Kirk, Postlewhite and Lillelund), receive a life assurance benefit equal to twelve times the employee’s base salary in the event of death in service. Employees who have been a member of the Aspen U.K. Pension Plan since after May 1, 2012 receive a life assurance benefit equal to ten times the employee’s base salary in the event of death in service. Employees who are not members of the Aspen U.K. Pension Plan receive a life assurance benefit equal to four times the employee’s base salary in the event of death in service. The life assurance benefit is split between a registered policy (which insures amounts up to £1 million) with benefits in excess of this being insured under excepted policies.
Changes in the rules regarding U.K. tax relief on pension contributions relating both to the total annual contribution amounts and to a “life-time” allowance limit have reduced the tax effectiveness of the defined contribution scheme for some staff that have or may have either higher levels of contribution or higher levels of pension savings.
For employees who would have employer pension contributions over the annual limit, we have agreed that we may pay them the difference between the employer plan contribution rate and the annual contribution limit. This amount is subject to statutory deductions. For employees who have or are likely to have total pension savings over the “life-time” allowance limit, we have agreed that they may elect to opt out of the pension plan, in which case we will pay them a cash amount, subject to statutory deductions, equal to the employer pension contribution they would otherwise have received.
Messrs. O’Kane and Postlewhite opted out of the Aspen U.K. Pension Plan due to the likelihood that their total pension savings at retirement would otherwise be above their lifetime allowance limit. They therefore receive a cash payment in lieu of pension contribution subject to statutory deduction. Contributions follow the scale described above and are calculated on base salary. Messrs. Kirk and Lillelund participate in the Aspen U.K. Pension Plan. As the level of our contribution exceeds the U.K. annual allowance limit, Mr. Kirk also receives a cash payment in lieu of part of the Company’s contribution. Mr Lillelund is currently not in receipt of cash in lieu of pension. The Company continues to review these arrangements in light of possible future legislation and regulation of U.K. pension schemes.
United States.  In the United States, employees of Aspen U.S. Services are eligible to participate in the 401(k) Plan. There are three types of contributions to the 401(k) Plan: (i) employee contributions, (ii) employer matching contributions and (iii) employer discretionary profit sharing contributions. Mr. Boornazian participates in the 401(k) Plan.
Employee contributions. Participants may elect to defer a percentage of their eligible compensation, subject to certain limits, on a pre-tax or after-tax basis into the 401(k) Plan. Their eligible compensation is then reduced by this election and contributed into the 401(k) Plan which may reduce their federal and most state income taxes.
Employer matching contributions. Employees are eligible for matching contributions from the Company only if they elect to make deferral contributions. We have elected to make matching contributions to all eligible participants in an amount equal to 100% of the first 3% of an employee’s eligible compensation and 50% of the next 2% of an employee’s eligible compensation, subject to certain limits as set by the U.S. Internal Revenue Service. Participants are always 100% vested in their deferral contributions, safe harbor matching employer contributions, rollover contributions and any earnings or losses on the investment of such contributions to the 401(k) Plan.
Employer discretionary profit sharing contributions. These contributions are made annually, during the first quarter of the fiscal year, to all eligible employees who are employed as of the last day of the plan year by Aspen U.S. Services and are based on the following formula:

Age of Employee	Contribution by the Company as a Percentage of Employee’s Base Salary
20 - 29	3.0%
30 - 39	4.0%
40 - 49	5.0%
50 and older	6.0%

Profit sharing contributions are subject to certain limits on the employee’s eligible compensation as set by the U.S. Internal Revenue Service. The profit sharing contributions are subject to the following vesting schedule:

Years of Vesting Service	Vesting Percentage
Less than 3 years	0%
3 years	100%
Once the employee has three years of service, his or her profit sharing contributions are fully vested and all future contributions are vested.

Potential Payments Upon Termination or Change of Control
The following table sets forth the payments and benefits each of the NEOs (excluding Mr. Thornton) would be entitled to receive if a termination of employment or a change of control of the Company had occurred on December 31, 2017. The calculations in the tables below do not include amounts such NEOs were already entitled to or vested in on December 31, 2017 or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of our salaried employees. All calculations in the tables below regarding the value of accelerated equity are based on the closing price of $40.60 per ordinary share as at December 29, 2017, as reported by the NYSE. Since many factors (e.g., the time of year when the event occurs, the Company’s stock price and the NEO’s age) could affect the nature and amount of benefits an NEO could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the table below.

Name	Termination without Cause or for Good Reason ($)(1)	Death ($) (2)	Disability ($) (3)	Termination without Cause or for Good Reason in connection with a Change of Control ($)(4)
Christopher O’Kane (5)
Total Cash	5,280,287	1,412,236	—	5,280,287
Value of Accelerated Equity Awards	—	3,310,629	3,310,629	5,644,074

Scott Kirk (5)
Total Cash	1,230,094	520,660	—	1,667,781
Value of Accelerated Equity Awards	—	968,107	968,107	1,686,159

Thomas Lillelund
Total Cash	1,522,418	708,750	—	2,546,127
Value of Accelerated Equity Awards	—	844,914	844,914	1,296,183

Brian Boornazian
Total Cash	2,205,440	1,276,200	9,290,700	3,525,720
Value of Accelerated Equity Awards	—	1,170,000	1,170,000	2,045,052

Stephen Postlewhite (6)
Total Cash	2,022,114	820,020	—	3,306,511
Value of Accelerated Equity Awards	—	1,869,096	1,869,096	2,889,983
 ______

(1)
If the NEO is terminated by the Company without cause or by the NEO for good reason in the absence of a Change of Control, the NEO would be entitled to severance payments and benefits. In the case of Mr. O’Kane, the severance payment would be equal to (i) a bonus payment for the year in which the date of termination occurs which would be the lesser of (a) the target annual incentive for the year in which termination occurs or (b) the average of the bonus received by the NEO for the previous three years, plus (ii) two times the sum of (a) the highest base salary rate during the term of the agreement and (b) the average bonus actually earned during three years immediately prior to the year of termination.

In the case of Messrs. Kirk, Lillelund and Postlewhite, the severance payment would be equal to (i) a bonus payment for the year in which the date of termination occurs which would be the lesser of (a) the target annual incentive for the year in which termination occurs or (b)

the average of the bonus received by the NEO for the previous three years, plus (ii) the sum of (a) the highest base salary rate during the term of the agreement and (b) the average bonus actually earned during the three years immediately prior to the year of termination.
In addition, with respect to Messrs. O’Kane, Kirk, Lillelund and Postlewhite, the amount shown in the total cash above does not include the following which would be due to the NEO if the Company elected to make a payment in lieu of the 12-month notice period set forth in the relevant Employment Agreement: (i) continued medical coverage for one year, (ii) a cash payment equal to the contributions the Company would have made on the NEO’s behalf in the pension and retirement plans in which the NEO participates had the NEO’s employment continued for 12 months following termination and (iii) an amount for the purchase of health and life insurance.
In the case of Mr. Boornazian, the severance payment would be equal to the sum of (i) the highest base salary during the term of the agreement, (ii) the average bonus actually earned during the three years immediately prior to the year of termination and (iii) Mr. Boornazian’s earned but unpaid cash bonus for the year in which termination occurs (the amount reported in the table above represents 100% of his potential bonus and not his actual bonus which was $0).

(2)
In respect of death, the NEOs are entitled to a portion of the annual bonus they would have been entitled to receive for the year in which the date of death occurs. The total cash amount above represents 100% of the bonus potential for 2017. In addition, performance shares that have already met their performance-vesting criteria but have not vested would immediately vest and be issued. For the avoidance of doubt, any performance shares that have not become eligible shares on or before the date of such termination of employment shall be forfeited on such date without consideration. All outstanding restricted share units which are not vested will accelerate and immediately vest. In the case of Mr. Boornazian, he would also be entitled to $450,000 payable pursuant to his supplemental life insurance benefit, which amount is reported in the table above.

(3)
Upon disability, the NEOs would not be terminated and would be entitled to receive base salary for six months after which they may be terminated and would be entitled to long-term disability benefits and, in the case of Messrs. O’Kane, Kirk, Lillelund and Postlewhite, our permanent health insurance coverage. No amount is included in the table above for this benefit as it cannot be estimated or quantified. In addition, performance shares that have already met their performance-vesting criteria but have not vested would immediately vest and be issued. For the avoidance of doubt, any performance shares that have not become eligible shares on or before the date of such termination of employment shall be forfeited on such date without consideration. All outstanding restricted share units which have not vested will accelerate and immediately vest.

In the case of Mr. Boornazian, he would be entitled to the pro-rated annual bonus based on the actual bonus earned for the year in which the date of termination occurs. The total cash amount above represents 100% of his bonus potential for 2017. In addition, Mr. Boornazian would be entitled to receive a supplemental disability benefit of $8,464,500, which amount is reported in the table above.

(4)
If the employment of the NEO is terminated by the Company without cause or by the NEO for good reason (as described under “— Executive Compensation Governance and Process — Employment-Related Agreements — Employment Agreements” and as defined in each of the NEO’s respective Employment Agreement) within the six-month period prior to a Change of Control (as described under “— Executive Compensation Governance and Process — Employment-Related Agreements — Change of Control Employment Agreements” and as defined in each of the NEO’s respective Change of Control Agreement) or within the two-year period following a Change of Control, the NEOs would be entitled to severance and benefits.

In the case of Mr. O’Kane, the severance payment would be equal to the average bonus paid or payable in respect of the last three full fiscal years plus two times the sum of (i) the current base salary rate and (ii) the average bonus paid or payable in respect of the last three full fiscal years.
In the case of Mr. Kirk, the severance payment would be equal to the average bonus paid or payable in respect of the last three full fiscal years plus one and a half times the sum of (i) the current base salary rate and (ii) the average bonus paid or payable in respect of the last three full fiscal years.
In the case of Messrs. Lillelund, Boornazian and Postlewhite, the severance payment would be equal to the average bonus paid or payable in respect of the last three full fiscal years plus two times the sum of (i) the current base salary rate and (ii) the average bonus paid or payable in respect of the last three full fiscal years. For information on changes to certain of the NEO’s Change of Control Agreements approved by the Compensation Committee in February 2018, see “— Executive Compensation Governance and Process — Employment-Related Agreements — Change of Control Employment Agreements” above.
The total cash amount above also includes the following additional amounts which the NEOs would be entitled to: (i) continued health and welfare benefits for one year, (ii) a cash payment equal to the contributions the Company would have made on the NEO’s behalf in the pension and retirement plans in which the NEO participates had the NEO’s employment continued for 12 months following termination and (iii) reasonable fees for outplacement services.
In addition, the NEOs would also be entitled to receive accelerated vesting of outstanding equity awards. The acceleration of vesting in connection with a termination without cause or a resignation for good reason within the six-month period prior to a Change of Control or within the two-year period following a Change of Control would represent: (i) the 2015 performance shares based on actual performance for 2015, 2016 and 2017, (ii) the 2016 performance shares earned based on actual performance for 2016 and 2017 and assumes 100% vesting for the remaining tranche subject to future performance, (iii) the 2017 performance shares based on actual performance for 2017 and assumes 100% vesting for the remaining tranches subject to future performance and (iv) the outstanding portions of the 2015, 2016 and 2017 restricted share units. We have assumed that performance shares subject to future performance vest at 100%, though we note that performance shares are eligible to vest up to 200%.

(5)	The calculation for the payouts for Messrs. O’Kane, Kirk and Postlewhite were converted from British Pounds into U.S. Dollars at the average exchange rate of $1.3016 to £1 for 2017.

(6)
Mr. Postlewhite ceased acting as Chief Executive Officer of Aspen Insurance effective January 26, 2018. As of the date of this Proxy Statement, the terms of Mr. Postlewhite’s separation payments and benefits from the Company were still being negotiated and were not finalized. Accordingly, the figures included in the table above are not representative of actual payments received or to be received by Mr Postlewhite.

Richard Thornton Separation Payment and Benefits
Mr. Thornton’s employment with the Company ended on December 8, 2017. Under the terms of his severance agreement with Aspen U.K. Services, dated December 6, 2017, Mr. Thornton received his base salary and all other contractual benefits up to December 8, 2017. In addition, Mr. Thornton received the following: (i) a cash payment in the amount of $902,637 in connection with his departure from the Company which represents the sum of his annual bonus award in respect of 2017 performance year, 100% of his base salary and the average of his bonus awards in respect of 2015 and 2016 bonus years and (ii) a cash payment in the amount of $179,060 in lieu of Mr. Thornton’s banked 2015 performance shares, which were settled in cash on the closing price of $41.05 reported by the NYSE on December 8, 2017.
Compensation Policies and Risk
Our compensation program, which applies to all employees including executive officers, is designed to provide competitive levels of reward that are responsive to group and individual performance but do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company.
In reaching our conclusion that our compensation practices do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company, we examined the various elements of our compensation programs and policies and our risk mitigation controls. The main risks we identified within our compensation program are (i) the risk that management deliberately sponsors excessive risk taking in order to influence one or more of the performance metrics which determine, or may determine, the value of one or more components of their performance-related compensation and (ii) the risk that individual underwriters or underwriting teams seek to increase their underwriting results by taking excessive risks with the intention of increasing the value of their performance-related compensation.
We believe the most important mitigating factor for these risks is our risk culture which is characterized by a top-down commitment to a disciplined process for the identification, measurement, management and reporting of risks. For example, as a company which provides catastrophe cover, one of the risks we face is having excessive natural catastrophe exposure, which if not managed would create a high ROE in a low catastrophe year and capital impairment in a year where excess catastrophe occurs. We manage this risk by having natural catastrophe tolerances approved by the Board as part of our annual business plans. Adherence to these limits is independently monitored and reported quarterly by the Group Chief Risk Officer to management with any breaches of set tolerances reported to the Risk Committee.
Another example of risk mitigation controls relates to reserve adequacy. We manage this risk by restricting any proposals for reserve releases to the actuarial reserving team, which is independent of underwriting. Proposals for reserve releases are only recommended by the Reserve Committee if the actuarial reserving team deems such proposal appropriate. The Group Chief Executive Officer and Group Chief Financial Officer review the recommendations of the Reserve Committee. In addition, all reserve releases are subject to a quarterly review by the Audit Committee, which may scrutinize and challenge these decisions, and the Reserve Committee receives a report on reserve adequacy from an independent consulting actuarial firm on an annual basis.
Another example of a risk mitigation control relates to our process for making bonus determinations. In addition to reviewing performance data, the Group Chief Executive Officer takes into consideration risk data, including internal audit reviews, underwriting reviews and reports of compliance breaches. If there is evidence of a material breach of our risk controls which has exposed us to excessive risks, it is likely that such individual’s compensation would be adversely impacted. Bonus determinations also include an evaluation of behavioral competencies and any deficiencies in an individual’s behavioral competencies would likely adversely impact their bonus.

 Compensation Committee Report
The following report is not deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
Our Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act with the Company’s management. Based on the review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Ronald Pressman (Chair)
Gary Gregg
Bret Pearlman
Karl Mayr
March 19, 2018

 Audit Committee Report
The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.
The Audit Committee assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting processes of the Company. Its primary responsibilities include (i) review of quarterly and annual financial results and other financial information of the Company, (ii) appointment (subject to the approval of shareholders), compensation and oversight of the independent auditors, (iii) review and advance approval of audit and non-audit services provided by the independent auditors and the impact on the auditor’s independence, (iv) oversight of the effectiveness of the Company’s internal audit function, (v) providing oversight for the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and (vi) oversight of the Company’s compliance with significant applicable legal and regulatory requirements. It is not the responsibility of the Audit Committee to plan or conduct auditors or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.
The Audit Committee currently consists of five independent directors whose names appear at the end of this report. The Audit Committee operates under a written charter, which is posted on the Company’s website at www.aspen.co. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary.
The Audit Committee discussed with KPMG LLP, the Company’s independent auditors, the overall scope and plans for its audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In performing its oversight role in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2017, the Audit Committee has (i) reviewed and discussed the audited financial statements with management; (ii) reviewed and discussed with the independent registered public accounting firm the matters required by the statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board, and other matters the Audit Committee deemed relevant and necessary and (iii) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based on these reviews and discussions, the Audit Committee has determined that its independent registered public accounting firm is independent and has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC and for presentation to the shareholders at the 2018 Annual Meeting.
Audit Committee
Gordon Ireland (Chair)
Albert Beer
Gary Gregg
Heidi Hutter
Karl Mayr

March 19, 2018

BENEFICIAL OWNERSHIP
The following table sets forth information as of March 5, 2018 regarding beneficial ownership of ordinary shares and the applicable voting rights attached to such share ownership in accordance with our Bye-Laws by:

•	each person known by us to beneficially own approximately 5% or more of our outstanding ordinary shares;

•	each of our directors;

•	each of our NEOs; and

•	all of our executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares (2)	Percentage of Ordinary Shares Outstanding (2)
The Vanguard Group (3)	5,010,131	8.43%
100 Vanguard Boulevard Malvern, PA 19355 U.S.A.
Dimensional Fund Advisors LP (4)	4,992,919	8.40%
Building One 6300 Bee Cave Road, Austin, TX 78746 U.S.A.
BlackRock Inc. (5)	4,923,624	8.30%
55 East 52nd Street New York, NY 10055 U.S.A.
Glyn Jones (6)	137,587	*
Christopher O’Kane	216,138	*
Scott Kirk	20,436	*
Thomas Lillelund	17,232	*
Brian Boornazian	40,342	*
Stephen Postlewhite (7)	39,321	*
Richard Thornton (8)	4,654	*
Albert Beer (9)	19,615	*
Matthew Botein (10)	2,223	*
John Cavoores (11)	25,780	*
Gary Gregg (12)	17,303	*
Heidi Hutter (13)	54,109	*
Gordon Ireland (14)	12,730	*
Karl Mayr (15)	4,779	*
Bret Pearlman (16)	11,342	*
Ronald Pressman (17)	17,014	*
All directors and executive officers as a group (23 persons)	765,387	1.28%
___________

*	Less than 1%

(1)	Unless otherwise stated, the address for each director and officer is c/o Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM 19, Bermuda.

(2)
Represents the outstanding ordinary shares as of March 5, 2018, except for unaffiliated shareholders whose information is disclosed as of the dates of their Schedule 13G noted in their respective footnotes. With respect to our directors and executive officers, the number of ordinary shares includes ordinary shares that may be acquired within 60 days of March 5, 2018 upon (i) the exercise of vested options and (ii) awards issuable for ordinary shares, in each case, held only by such person.

The percentage of ordinary shares outstanding reflects the amount outstanding as at March 5, 2018. However, the beneficial ownership for non-affiliates is as of the earlier dates referenced in their respective notes below. Accordingly, the percentage ownership may have changed following such Schedule 13G filings. As at March 5, 2018 there were 59,563,494 outstanding ordinary shares.

(3)	As filed with the SEC on Schedule 13G on February 8, 2018 by The Vanguard Group.

(4)	As filed with the SEC on Schedule 13G on February 9, 2018 by Dimensional Fund Advisors LP.

(5)	As filed with the SEC on Schedule 13G on January 30, 2018 by BlackRock Inc.

(6)
Represents 137,587 ordinary shares held by Mr. Jones. This amount does not include the grant of 12,900 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(7)	Represents 39,321 ordinary shares held by Mr. Postlewhite as of November 13, 2017, as reported on the last Form 4 the Company filed with the SEC on November 14, 2017.

(8)	Represents 4,654 ordinary shares held by Mr. Thornton as of December 8, 2017, as reported on the last Form 4 the Company filed with the SEC on December 11, 2017.

(9)
Represents 19,615 ordinary shares held by Mr. Beer. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(10)
Represents 2,223 ordinary shares held by Mr. Botein. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(11)
Represents 25,780 ordinary shares held by Mr. Cavoores. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(12)
Represents 17,303 ordinary shares held by Mr. Gregg, 5,300 of which were purchased. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(13)
Represents 54,109 ordinary shares held by Ms. Hutter. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 17,382 ordinary shares beneficially owned by The Black Diamond Group, LLC. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(14)
Represents 12,730 ordinary shares held by Mr. Ireland. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(15)
Represents 4,779 ordinary shares held by Dr. Mayr. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(16)
Represents 11,342 ordinary shares held by Mr. Pearlman. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

(17)
Represents 17,014 ordinary shares held by Mr. Pressman. This amount does not include the grant of 3,225 restricted share units granted on February 9, 2018 of which 10/12th are issuable on December 31, 2018 and the remaining 2/12th are issuable on the one year anniversary of the grant date.

Section 16(a) Beneficial Ownership Reporting Compliance
The Company is required to comply with the provisions of Section 16 of the Exchange Act relating to the reporting of securities transactions and the recovery of “short-swing” profits from the purchase or sale of Company securities by certain persons. Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the Company’s ordinary shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) of the Exchange Act filed the required reports on a timely basis during the fiscal year ended December 31, 2017.

RE-ELECTION OF CLASS II DIRECTORS
(Proposal No. 1)
Proposal No. 1 calls for a vote FOR the re-election of Messrs. Glyn Jones, Gary Gregg and Bret Pearlman as Class II directors of the Company at the 2018 Annual Meeting. If elected, each Class II director will serve until the Company’s annual general meeting of shareholders in 2021. The Corporate Governance and Nominating Committee recommends all of the nominees to the Board for re-election at the 2018 Annual Meeting.
Biographical information relating to the directors under Proposal No. 1 is presented in this Proxy Statement under “— Management — Board of Directors of the Company.”
Votes Required
For each Class II director nominee, the election requires approval by the affirmative vote of a majority of the voting power of the votes cast and entitled to vote at the 2018 Annual Meeting, subject to our Bye-Laws 63 to 67.

Board Recommendation

The Board recommends that you for vote FOR the re-election of each of the Class II directors.

NON-BINDING VOTE ON COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
(Proposal No. 2)
Proposal No. 2 calls for a non-binding, advisory vote FOR the compensation of the NEOs as disclosed in the Compensation Discussion and Analysis and accompanying tables and narratives disclosed in this Proxy Statement.
The Dodd–Frank Wall Street Reform and Consumer Protection Act contains a requirement that certain public companies provide a non-binding shareholder vote to approve executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program. This is an advisory vote and, as such, is not binding on the Company, the Board or the Compensation Committee. However, the Board will take the results of the vote into account when considering future executive compensation arrangements. At our 2017 annual general meeting, our Say-on-Pay Vote received overwhelming support with approximately 99% of the shareholder vote in favor of our executive compensation program.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we encourage a performance-based culture throughout the Company and believe that our compensation policies align our executives’ compensation with his or her performance and contribution to the results of the Company. We believe that the three elements of total direct compensation (base salary, annual bonus and long term incentive awards) should be balanced such that each executive has the appropriate amount of pay that is contingent on performance and is realized over the long term. The NEOs’ compensation in 2017 was consistent with our pay-for-performance philosophy and, accordingly, we ask our shareholders to vote on the following resolution at the 2018 Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Votes Required
Proposal No. 2 requires approval by the affirmative vote of a majority of the voting power of the votes cast and entitled to vote at the 2018 Annual Meeting subject to our Bye-Laws 63 to 67.
Board Recommendation

The Board recommends that you vote FOR Proposal 2, which is a non-binding vote on compensation of the Company’s named executive officers

RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR
(Proposal No. 3)
Proposal No. 3 calls for a vote FOR the re-appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2018 and to authorize the Board through the Audit Committee to set the remuneration for the independent registered public accounting firm. On February 6, 2018, the Audit Committee selected, subject to appointment by the Company’s shareholders, KPMG to serve as independent registered public accounting firm and auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2018. A representative of KPMG is expected to be present at the 2018 Annual Meeting and such representative will have the opportunity to make a statement if they desire and be available to respond to appropriate questions.
Fees Billed to the Company by KPMG
The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2017 and 2016 by KPMG and its associates.

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
	($ in millions)
Audit Fees (1)	$3.81	$3.14
Audit-Related Fees (2)	0.35	0.27
Tax Fees (3)	0.02	0.02
All Other Fees (4)	0.21	0.06
Total Fees	$4.39	$3.49
__________

(1)
Audit fees consist of fees paid to KPMG for professional services for the audit of the Company’s annual consolidated financial statements, review of quarterly consolidated financial statements, audit of annual statutory statements, and for services that are normally provided by independent auditors in connection with statutory, Sarbanes-Oxley Section 404 attestation services, comfort letters, SEC and regulatory filings or engagements.

(2)
Audit-related fees consist of fees paid for assurance and related services for the performance of the audit or review of the Company’s financial statements (other than the audit fees disclosed above), such as the audit of Solvency II balance sheet and the 401(k) Plan.

(3)	Tax fees are fees related to tax compliance.

(4)
All other fees relate to fees billed to the Company by KPMG for non-audit services rendered to the Company in connection with claims advisory work and the review of booked loss and loss adjustment expense reserves for Aspen Specialty Insurance Company and Aspen American Insurance Company, two of the Company’s subsidiaries.

The policy of the Audit Committee is to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee considered whether the provision of the non-audit services by KPMG was compatible with maintaining KPMG’s independence with respect to the Company and determined that the provision of such services was compatible with KPMG maintaining its independence. The Audit Committee approved all of the services provided by KPMG for the fiscal year ended December 31, 2017.
Votes Required
Proposal No. 3 requires approval by the affirmative vote of a majority of the voting power of the votes cast and entitled to vote at the 2018 Annual Meeting, subject to our Bye-Laws 63 to 67.
Board Recommendation

The Board recommends that you vote FOR Proposal 3, the re-appointment of the Company’s independent registered public accounting firm and auditor for 2018.

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

By Order of the Board of Directors,

Michael Cain
Company Secretary
Hamilton, Bermuda
March 19, 2018
* * * * * * *
The Annual Report on Form 10-K, including audited financial statements for the fiscal year ended December 31, 2017, has been posted on our website at www.aspen.co. The Annual Report does not form any part of the material for the solicitation of proxies. Certain additional information relating to the Company may be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K as filed with the SEC. If you would like a copy of the Annual Report on Form 10-K, please contact Aspen Insurance U.S., 590 Madison Avenue, 7th Floor, New York, NY 10001, United States of America, Attn: Senior Vice President, Investor Relations. In addition, financial reports and recent filings with the SEC, including the Annual Report on Form 10-K, are available on the internet http://www.sec.gov. Company information is also available on the internet at http://www.aspen.co.

APPENDIX A
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted diluted book value per ordinary share, a non-U.S. GAAP measure, is calculated by deducting from total shareholders’ equity the total of: accumulated other comprehensive income; the value of preference shares less issue expenses; the share of equity due to non-controlling interests; and adding back ordinary dividends. The resulting balance is then divided by the diluted number of ordinary shares as at the year end. We believe that adding back ordinary dividends provides a more consistent and useful measurement of total shareholder value, which supplements U.S. GAAP information. We have excluded accumulated other comprehensive income, net of taxes, as unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. Dollar and the functional currencies of our Operating Subsidiaries. Therefore, we believe that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements U.S. GAAP information.

	As at December 31, 2017	As at December 31, 2016
	($ in millions, except for share amounts)
Total shareholders’ equity	$2,928.5	$3,648.3
Accumulated other comprehensive income, net of taxes	55.9	5.1
Preference shares less issue expenses	(511.9)	(797.1)
Non-controlling interest	(2.7)	(1.4)
Ordinary dividends	56.2	52.7
Adjusted total shareholders’ equity	$2,526.0	$2,907.6

Ordinary shares	59,474,085	59,774,464
Diluted ordinary shares	60,202,409	61,001,071
Average equity, a non-U.S. GAAP financial measure, is used in calculating ordinary shareholders return on average equity. It is calculated by taking the arithmetic average of total shareholders’ equity on a monthly basis for the stated periods excluding (i) the average share of equity due to non-controlling interests and (ii) the average value of preference shares less issue expenses.

	As at December 31, 2017	As at December 31, 2016
	($ in millions)
Total shareholders’ equity	$2,928.5	$3,648.3
Non-controlling interest	(2.7)	(1.4)
Preference shares less issue expenses	(511.9)	(797.1)
Average adjustment	386.0	144.2
Average Equity	$2,799.9	$2,994.0

Operating income, a non-U.S. GAAP financial measure, is an internal performance measure used by us in the management of our operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, net realized gains or losses on investments, amortization of intangible assets and certain non-recurring income or expenses. We exclude after-tax net realized and unrealized capital gains or losses, after-tax net foreign exchange gains or losses and changes in the fair value of derivatives from our calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. We believe these amounts are largely independent of our business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with U.S. GAAP, we believe that showing operating income enables investors, analysts, rating agencies and other users of our financial information to more easily analyze our results of operations in a manner similar to how management analyzes our underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.

	As at December 31, 2017	As at December 31, 2016
	($ in millions)
Net income after tax	$(266.4)	$203.4
Add (deduct) after tax income:
Net realized and unrealized investment (gains)	(115.8)	(41.0)
Net realized and unrealized exchange (gains)/losses	20.5	(2.5)
Changes to the fair value of derivatives	(22.0)	17.3
Amortization and other non-recurring expenses	28.0	8.7
Proportion due to non-controlling interest	(1.3)	(0.1)
Operating income after tax and non-controlling interest	(357.0)	185.8
Preference Shares dividends	(36.2)	(41.8)
Operating Income available to ordinary shareholders	$(393.2)	$144.0

ASPEN

IMPORTANT ANNUAL GENERAL MEETING INFORMATION

Submit Your Proxy by Internet

- Go to **www.envisionreports.com/ahl**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on May 2, 2018

Under the U.S. Securities and Exchange Commission rules, you are receiving this notice to inform you that the proxy materials for the annual general meeting are available on the Internet. Follow the instructions below to view the materials and submit your proxy online or request a copy of the proxy materials. The items to be voted on and the location of the annual general meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and the annual report on Form 10-K for the year ended December 31, 2017 are available at:

www.envisionreports.com/ahl

Easy Online Access — A Convenient Way to View Proxy Materials and Submit Your Proxy

When you go online to view materials, you can also submit your proxy.

Step 1: Go to **www.envisionreports.com/ahl** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and submit your proxy.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining Hard Copies of the Proxy Materials – If you want to receive a hard copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before 10 days before the annual general meeting to facilitate timely delivery.

2 N O T

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Shareholder Meeting Notice

The Annual General Meeting of Shareholders of Aspen Insurance Holdings Limited (the "Company") will be held on May 2, 2018 at 141 Front Street, Hamilton, HM19 Bermuda, at 12:00 p.m. local time. For information on how to obtain directions to be able to attend the annual general meeting, please call +1 (441) 295-8201.

Proposals to be voted on at the annual general meeting are listed below.

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must submit a proxy online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the annual general meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email following the instructions below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/ahl**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Aspen Insurance Holdings Limited" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received at least 10 days before the meeting.

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ASPEN

IMPORTANT ANNUAL GENERAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., AST, on May 1, 2018.

Submit a Proxy by Internet

- Go to **www.envisionreports.com/ahl**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Instruct a Proxy by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual General Meeting Proxy Card

▼ IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Class II Directors of the Company:

Nominee	For	Withhold
01 - Mr. Glyn Jones	☐	☐
02 - Mr. Gary Gregg	☐	☐
03 - Mr. Bret Pearlman	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your proxy to be accepted and counted. Please date and sign below:

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02RY4B

▼ IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ASPEN

Proxy — Aspen Insurance Holdings Limited

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2018

The undersigned hereby appoints Christopher O' Kane and Scott Kirk, jointly and severally, as proxies of the undersigned, with full power of substitution and with the authority in each to act in the absence of the other, to vote on behalf of the undersigned, all Ordinary Shares of the undersigned at the Annual General Meeting of Shareholders to be held on May 2, 2018, and at any adjournment thereof, upon the subjects described in the proxy materials, subject to any directions indicated below.

Your vote is important! Please complete, date, sign and return this form to Aspen Insurance Holdings Limited, Proxy Services C/O Computershare Investor Services P.O. Box 43101 Providence RI 02940-5067, in the accompanying envelope.

This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will vote FOR all nominees in Proposal 1, FOR proposals 2 and 3 listed on the reverse side and in accordance with the proxyholder's best judgement as to any other business as may properly come before the Annual General Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on May 2, 2018. The proxy statement and the annual report on Form 10-K for the year ended December 31, 2017 are available at http://www.envisionreports.com/ahl and at http://www.aspen.co.

(Continued on reverse side)